UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Securities Exchange Act of 1934

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Revvity, Inc.
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March  , 2026

Dear Shareholder:

We cordially invite you to attend the 2026 annual meeting of shareholders of Revvity, Inc. to be held on Tuesday, April 28, 2026, at 8:00 a.m. Please note that in an effort to provide our shareholders with enhanced accessibility to the meeting, we will be conducting the 2026 annual meeting of shareholders on a virtual basis only.

The attached notice of annual meeting and proxy statement contains information about matters to be considered at the annual meeting. As described in those materials, you are entitled to participate in the annual meeting via live webcast at www.virtualshareholdermeeting.com/RVTY2026 if you were a shareholder as of the close of business on March 2, 2026, the record date for the annual meeting, or hold a legal proxy for the meeting provided by your broker, bank or nominee. To vote electronically and submit questions during the virtual annual meeting, you must enter the control number included on your proxy card, voting instruction form or notice. On or about March , 2026, we mailed to our shareholders of record, other than those who previously requested email or paper delivery of proxy materials, a notice of Internet availability containing their control number, instructions on how to access our 2026 proxy statement and 2025 annual report to shareholders through the Internet, and how to vote through the Internet. Beneficial owners received a similar notice from their broker, bank or other nominee.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the virtual meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card, or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of Revvity.

Sincerely,

PRAHLAD R. SINGH, PhD
President and Chief Executive Officer

Notice of Annual Meeting

and

Proxy Statement 2026

Revvity, Inc.

77 4th Avenue

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING

To the Shareholders of Revvity, Inc.:

The annual meeting of the shareholders of Revvity, Inc. will be held via a live webcast on Tuesday, April 28, 2026, at 8:00 a.m., to consider and act upon the following:

1.	A proposal to elect ten nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as Revvity’s independent registered public accounting firm for the current fiscal year;

3.	A proposal to approve, by non-binding advisory vote, our executive compensation;

4.	A proposal to amend Revvity’s Amended and Restated By-laws to allow shareholders owning 25% of our stock to call a special meeting of shareholders;

5.	A shareholder proposal regarding executive stock ownership, if properly presented at the annual meeting; and

6.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on March 2, 2026 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the annual meeting via live webcast.

By Order of the Board of Directors,

PRAHLAD R. SINGH, PhD
President and Chief Executive Officer

March , 2026

RETURN ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE

Whether or not you expect to attend the virtual meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important, and your cooperation will be appreciated. If the envelope is lost, please return the card to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, you may submit your vote via the Internet or telephone by following the instructions set forth on the enclosed proxy card.

OVERVIEW

To assist you in reviewing the proxy statement for the Revvity, Inc. 2026 annual meeting of shareholders, we call your attention to the following information about the annual meeting, our corporate governance framework and key facts regarding our executive compensation structure and practices. For more complete information, please review the Revvity, Inc. proxy statement in its entirety, as well as our annual report to shareholders for the fiscal year ended December 28, 2025.

Annual Meeting of Shareholders via Live Webcast

• Date and Time:	April 28, 2026 at 8:00 a.m. (Eastern Time)

• Webcast of Meeting:	Via live webcast at www.virtualshareholdermeeting.com/RVTY2026

• Record Date:	March 2, 2026

• Voting:

If you are a “record holder” of shares as of the record date, you may vote your shares. You may either vote on a virtual basis during the annual meeting as further described below or by the Internet, telephone or mail. If you are the beneficial owner of shares held in “street name” as of the record date, you will need to instruct the record holder of your shares how you would like your shares to be voted. See the section of the proxy statement titled “General Information” for more detail regarding how you may vote your shares. Whether or not you plan to attend the meeting on a virtual basis, we urge you to vote and submit your proxy in advance of the meeting.

• Voting at the Meeting on a Virtual Basis:

If you were a shareholder as of the close of business on the record date, or hold a legal proxy for the meeting provided by your bank, broker or nominee, you may attend the meeting virtually, vote your shares electronically, submit questions during the meeting, and access the list of shareholders entitled to vote at the meeting. To do so, you must enter the control number found on your proxy card, voting instruction form or notice you previously received, and follow the instructions available on the meeting website during the meeting. Technical assistance will be provided during the meeting.

• Admission to the Meeting on a Virtual Basis:

While the virtual meeting is open to shareholders and their guests, shareholders must attend the meeting as a verified shareholder (i.e., not as a guest) to be able to vote and ask questions during the meeting.

Meeting Agenda and Voting Recommendations

Agenda Items	Board Recommendation	Page
(1) Election of ten directors for terms of one year each.	FOR EACH DIRECTOR NOMINEE	6
(2) Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2026.	FOR	79
(3) To approve, by non-binding advisory vote, our executive compensation.	FOR	80
(4) To amend our Amended and Restated By-laws to allow shareholders owning 25% of our stock to call a special meeting of shareholders.	FOR	81
(5) Shareholder proposal regarding executive stock ownership, if properly presented at the annual meeting.	AGAINST	84

Revvity • 2026 Proxy Statement i

Director Nominees

The following table provides summary information about the ten directors nominated for election as directors for terms of one year each:

Name	Age	Director Since	Principal Occupation	Current Committee Memberships	Independent?

Peter Barrett, PhD	73	2012	Partner, Atlas Venture	Compensation & Benefits (Chair); Nominating & Corporate Governance	Yes

Samuel R. Chapin	68	2016	Retired Executive Vice Chair, Bank of America Merrill Lynch	Audit (Chair); Nominating & Corporate Governance	Yes

Michael A. Klobuchar	50	2024	Chief Operating Officer, Eikon Therapeutics, Inc.	Audit	Yes

Michelle McMurry-Heath, MD, PhD	56	2022	Founder and Chief Executive Officer, BioTechquity Clinical	Compensation & Benefits	Yes

Alexis P. Michas	68	2001	Managing Partner, Juniper Investment Company, LLC	Non-Executive Chair	Yes

Prahlad R. Singh, PhD	61	2019	President and CEO of Revvity	—	No

Sophie V. Vandebroek, PhD	64	2024	Former Vice President, Emerging Technology Partnerships, IBM Corporation	Audit	Yes

Michel Vounatsos	64	2020	Former Chief Executive Officer, Biogen Inc.	Audit; Nominating & Corporate Governance (Chair)	Yes

Frank Witney, PhD	72	2016	Former Chief Executive Officer, Affymetrix, Inc.	Compensation & Benefits; Nominating & Corporate Governance	Yes

Pascale Witz	59	2017	Founder and President of PWH Advisors	Audit; Compensation & Benefits	Yes

ii Revvity • 2026 Proxy Statement

Corporate Governance Highlights

The following table summarizes our board structure and key elements of our corporate governance framework:

Size of Board	Ten
Number of Independent Directors	Nine
Independent Chair	Yes
Board Self-Evaluation	Annual
Review of Independence of Board	Annual
Independent Directors Meet Without Management Present	Yes
Structure of Board	Non-Classified
Voting Standard for Election of Directors in Uncontested Elections	Majority of Shares Cast
Wide Range of Backgrounds, Experiences and Skills	Yes
Corporate Governance Guidelines	Yes

Fiscal 2025 Business Highlights

We overcame a dynamic market environment throughout 2025, ultimately exceeding our financial targets provided at the beginning of the year. Our outperformance in the face of an evolving macro and regulatory environment is both a testament to the hard work of our incredible team and the result of the transformation that has taken place at our Company in recent years. Highlights of our fiscal year 2025 performance include:

•

GAAP earnings per share from continuing operations of $2.06 for fiscal year 2025, as compared to GAAP earnings per share from continuing operations of $2.30 for fiscal year 2024. Adjusted earnings per share from continuing operations for fiscal year 2025 was $5.06, as compared to $4.90 in fiscal year 2024.

•	GAAP revenue for fiscal year 2025 of $2,856 million, as compared to $2,755 million in fiscal year 2024.

•	GAAP operating income from continuing operations for fiscal year 2025 was $357 million, as compared to $347 million in fiscal year 2024.

•	GAAP operating profit margin from continuing operations was 12.5% as a percentage of revenue for fiscal year 2025, as compared to 12.6% for fiscal year 2024.

A reconciliation of our GAAP results to the non-GAAP financial measure set forth above, adjusted earnings per share from continuing operations, can be found in Appendix A to this proxy statement.

Talent and Culture

At Revvity, we are united by a shared commitment to investing in our people. Our goal is to foster an environment where every individual feels engaged, supported, and empowered to reach their full potential while achieving their professional aspirations. With approximately 11,000 colleagues worldwide, we strive to create a consistent and collaborative experience that reflects our values and fuels collective success. Our people are the driving force behind our innovation, and empowering them inspires exceptional performance and personal growth. For us, investing in our team represents our dedication to cultivating a workplace where everyone can thrive, contribute meaningfully, and find fulfillment in their career journey.

Our key areas of focus include:

•	nurturing talent through diverse corporate and personalized AI-powered programs that support learning, career development, and recognition;

Revvity • 2026 Proxy Statement iii

•	prioritizing well-being and fostering a culture that aligns with our core values; and

•	inspiring engagement to achieve a shared vision of an innovative future.

Sustainable Business Principles

In 2025, we made good progress on our key environmental, social, and governance (ESG) goals to align with our business strategy, its values, and the evolving expectations of our stakeholders. As Revvity, it is important that we continue to drive sustainable business practices and goals accordingly to ensure completeness, continued accuracy and transparency. Revvity has a comprehensive approach in the way we obtain and analyze all quantitative data relevant to our sustainability targets and strive to identify and manage material risk and opportunities within our business. We utilize our baseline and year-over-year progress to establish and drive ambitious yet realistic sustainable business goals that will guide our advancement and ensure accountability. Through monitoring and transparent reporting, we will continue to drive meaningful change within our operations and for all of our stakeholders.

Over the last year, we have grown our sustainability business program through several focused actions, initiatives and investments that we believe will have a profound impact as we continue our sustainability journey as Revvity, including:

Environmental

•

Remaining ahead of target on Scope 1 and 2 emission reduction interim progress goals. Revvity remains committed to submit its emission reduction targets for Science Based Targets initiative (SBTi) approval during the first half of 2026;

•	Creating sustainability committees and identifying champions, specifically within logistics, packaging, R&D, operations and the commercial organization, who can help achieve Revvity’s ESG goals;

•

Driving key sustainability site projects, such as exploring sourcing renewable energy, feasibility of on-site solar, reduction of waste production, increasing our waste diversion rate, and site-specific energy reduction strategies; and

•	Achieving non-hazardous waste diversion goals three years ahead of plan.

Social

•	Growing a culture of sustainability through educating and empowering our employees;

•	Expanding our global, regional and local-level communities to provide networking opportunities for all our employees, fostering collaboration and driving innovation;

•	Investing in programs and tools that advance the talent management and professional development opportunities for our people; and

•	Committing to promoting equal pay for equal work within our organization through conducting pay audits and benchmarking.

Governance

•	Increasing our external disclosures, including our data, policies, and goals;

•

Investing in the latest ESG tools to improve data accuracy, analysis, and transparency; and expanding our policies for various Company topics such as business ethics, cybersecurity, enterprise risk, business continuity and disaster recovery, and sustainable procurement.

For more information, including our latest Impact Report, key sustainability goals and progress, company-wide metrics, and other Revvity sustainability topics, please visit esg.revvity.com.

iv Revvity • 2026 Proxy Statement

PROXY STATEMENT

General Information

Why am I receiving these materials?

Revvity, Inc., also referred to as we, us, the Company or Revvity, has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 28, 2026 at 8:00 a.m., on a virtual basis via live webcast at www.virtualshareholdermeeting.com/RVTY2026, and at any adjournment of that meeting. The date of this proxy statement is March , 2026, the approximate date on which we first sent or provided the proxy statement and form of proxy to our shareholders.

Our board of directors has fixed the close of business on March 2, 2026 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 111,803,327 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How can I vote my shares at, and participate in, the virtual annual meeting?

In an effort to provide our shareholders with enhanced accessibility to the meeting, we will be conducting this year’s annual meeting on a virtual basis only. We believe that holding the meeting on a virtual basis will allow for greater participation by shareholders. Shareholders may participate in the annual meeting by visiting the following website: www.virtualshareholdermeeting.com/RVTY2026. You will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may also be voted electronically during the annual meeting. However, even if you plan to attend the virtual annual meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend, or are otherwise not able to attend, the meeting. Shareholders attending the virtual annual meeting as a guest are not able to vote or ask questions during the meeting.

How can I vote my shares without attending the virtual annual meeting?

To vote your shares without attending the virtual meeting, please follow the instructions for Internet or telephone voting on the proxy card, voting instruction form or notice. If you received your proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the shareholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the shareholder of record. This way, your shares will be represented whether or not you are able to attend the virtual meeting.

What if I want to change my vote?

You may change your vote at any time before it is exercised, which can be done by voting your shares online while virtually attending the annual meeting, or by delivering a new proxy, or by notifying the Company Secretary in writing prior to the meeting. If you are not a shareholder of record, but hold shares as a beneficial owner in street name, you must contact the institution serving as the registered holder. If voting by Internet or telephone, you may change your vote and revoke your proxy up to 11:59 p.m. Eastern Time on the day before the meeting by following the instructions on your proxy card or voting instruction form.

Revvity • 2026 Proxy Statement	1

What proposals will be voted on at the annual meeting?

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card or submitted by Internet or telephone.

The first proposal is to elect ten directors for terms of one year each. You may vote for or against each nominee, or may abstain from voting on any nominee, by marking the appropriate box on the proxy card, or submitting instructions by Internet or telephone. If you return a proxy card, or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning one or more of the nominees, your shares will be voted “FOR” electing those nominees for whom you made no indication.

The second proposal is to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending January 3, 2027. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is to approve, by non-binding advisory vote, our executive compensation. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the third proposal.

The fourth proposal is to amend the Company’s Amended and Restated By-laws to allow shareholders owning 25% of our stock to call a special meeting of shareholders. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the fourth proposal.

The fifth proposal has been submitted by a shareholder and if properly presented at the annual meeting and approved, would require certain of the Company’s executives to retain ownership of a significant percentage of stock acquired through the Company’s equity pay programs. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “AGAINST” the fifth proposal.

Our management does not anticipate a vote on any other proposal at the meeting. Under Massachusetts law, where we are incorporated, only matters included in the notice of the meeting may be brought before our shareholders at a meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

2	Revvity • 2026 Proxy Statement

What voting recommendations have been made by the board?

The board of directors recommends that you vote FOR Proposal No. 1 to elect ten nominees for director for terms of one year each; FOR Proposal No. 2 to ratify the selection of Deloitte & Touche LLP as Revvity’s independent registered public accounting firm for the current fiscal year; FOR Proposal No. 3 to approve, on a non-binding advisory basis, our executive compensation; FOR Proposal No. 4 to amend the Company’s Amended and Restated By-laws to allow shareholders owning 25% of our stock to call a special meeting of shareholders; and AGAINST the shareholder submitted Proposal No. 5 to require certain of the Company’s executives to retain ownership of a significant percentage of stock acquired through the Company’s equity pay programs. If you sign and return the proxy card but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors.

What if I am a beneficial owner of shares held in “street name”?

If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we collectively refer to in this proxy statement as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you attend the virtual meeting, in order to vote your shares held in street name, you will need to follow the directions your brokerage firm provides you as well as enter the control number found on your voting instruction form that you received from your brokerage firm and follow the instructions available on the meeting website during the meeting. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, as long as it holds your shares in its name. The election of directors (Proposal No. 1), the approval of our executive compensation program (Proposal No. 3), the amendment to our Amended and Restated By-laws to allow shareholders owning 25% of our stock to call a special meeting of shareholders (Proposal No. 4), and the shareholder proposal to require certain of our executives to retain ownership of a significant percentage of stock acquired through our equity pay programs (Proposal No. 5), are all “non-discretionary” items. If you return an instruction card to your brokerage firm but do not instruct your brokerage firm on how to vote with respect to these items, your brokerage firm will not vote with respect to the proposal(s) for which you did not give instructions, and your shares will be counted as “broker non-votes” with respect to those proposals. “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

Who is paying for this solicitation?

This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians, and will pay Georgeson approximately $45,000 plus out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Revvity • 2026 Proxy Statement	3

How can I view or request proxy materials?

We previously mailed to shareholders, or are providing with this proxy statement, our annual report to shareholders for 2025. The annual report is not part of, or incorporated by reference in, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on April 28, 2026:

This proxy statement and the 2025 annual report to shareholders are available at

www.proxyvote.com for viewing, downloading and printing.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2025 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Revvity, Inc., 77 4th Avenue, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000.

How will materials be delivered to beneficial owners at the same address?

Some brokerage firms may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of these documents may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: Revvity, Inc., 77 4th Avenue, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your brokerage firm, or you may contact us at the above address and phone number.

What are the voting standards?

A majority in interest of all Revvity common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the meeting for that proposal.

For a nominee to be elected as a director pursuant to Proposal No. 1, more votes must be cast for such nominee’s election than against such nominee’s election. For the ratification of our independent registered public accounting firm pursuant to Proposal No. 2, the majority of the votes cast on Proposal No. 2 must be cast for the ratification. For the approval, by non-binding vote, of our executive compensation program pursuant to Proposal No. 3, the majority of the votes cast on Proposal No. 3 must be cast in favor of the executive compensation program. For the approval of Proposal 4 to amend the Company’s Amended and Restated By-laws to allow shareholders owning 25% of our stock to call a special meeting of shareholders, the majority of the shares of our common stock outstanding on the record date and entitled to vote must be voted in favor of the proposal. For the approval of the shareholder proposal in Proposal No. 5 to require certain of the Company’s executives to retain ownership of a significant percentage of stock acquired through our equity pay programs, the majority of the votes cast on Proposal No. 5 must be cast in favor of the shareholder proposal. Shares abstaining and broker non-votes, if any, will not be counted as votes for or against, and as a result will have no effect on voting on Proposals No. 1, 2, 3 or 5, other than for purposes of establishing a quorum. Proposal No. 4 requires the affirmative vote of a majority of the shares of our common stock outstanding on the record date and entitled to vote, and, accordingly, shares abstaining and broker non-votes will have the same effect as votes against the proposal.

4	Revvity • 2026 Proxy Statement

Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our board values shareholders’ opinions and will take the results of the vote into account when considering any changes to our executive compensation program.

Revvity • 2026 Proxy Statement	5

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will determine the number of directors to serve on our board as not fewer than three or more than thirteen. Our nominees for directors are each elected for a one-year term at the annual meeting of shareholders in accordance with our charter and By-laws. We currently have ten directors, all of whose terms expire at this meeting.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2027. All of the nominees are currently directors of the Company and were elected by our shareholders at the 2025 annual meeting.

Peter Barrett, PhD	Alexis P. Michas	Frank Witney, PhD

Samuel R. Chapin	Prahlad R. Singh, PhD	Pascale Witz

Michael A. Klobuchar	Sophie V. Vandebroek, PhD

Michelle McMurry-Heath, MD, PhD	Michel Vounatsos

Director Qualification Matrix

The members of the board have a range of experience and a wide variety of backgrounds, skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. The following matrix is provided to illustrate the knowledge, skills and experience of the nominees for director to serve on our board. The matrix does not encompass all of the knowledge, skills and experience of our directors, and the fact that a particular knowledge, skill or experience is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill or experience with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. However, a mark indicates a specific area of focus or expertise that the director brings to our board. More information on each director’s qualifications and background is included in the director biographies on the following pages. We regularly review the attributes required of board members in order to better facilitate the Company’s long-term goals, operational performance, and corporate culture.

6	Revvity • 2026 Proxy Statement

	Peter Barrett, PhD	Samuel R. Chapin	Michael A. Klobuchar	Michelle McMurry- Heath, MD, PhD	Alexis P. Michas	Prahlad R. Singh, PhD	Sophie V. Vandebroek, PhD	Michel Vounatsos	Frank Witney, PhD	Pascale Witz
KNOWLEDGE, SKILLS AND EXPERIENCE
Strategic & Executive Leadership	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
CEO of Public Company	🌑					🌑		🌑	🌑
Finance/Capital Markets		🌑	🌑		🌑			🌑		🌑
Investment Management	🌑	🌑			🌑		🌑		🌑
Mergers and Acquisitions	🌑	🌑	🌑		🌑	🌑				🌑
International Experience			🌑	🌑	🌑	🌑	🌑	🌑		🌑
Industry Experience	🌑		🌑	🌑		🌑		🌑	🌑	🌑
Public Company Board Experience	🌑	🌑		🌑	🌑	🌑	🌑	🌑	🌑	🌑
ESG Experience				🌑	🌑	🌑	🌑	🌑	🌑	🌑
BOARD TENURE
Years	14	10	2	4	25	7	2	6	10	9

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING EACH OF THE TEN NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the ten nominees for terms of one year each unless the shareholder instructs otherwise on their proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than ten nominees.

To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees. The qualifications presented include information each nominee has provided to us regarding age, current positions held, principal occupation and business experience for the past five years, as well as the names of other publicly held companies of which the nominee currently serves as a director or has served as a director during the past five years. In addition to the information presented regarding each nominee’s specific experience, qualifications, attributes and skills that led the nominating and corporate governance committee to recommend that our board nominate these individuals, our board believes that all of the nominees have a reputation for honesty, integrity and adherence to high ethical standards. The nominating and corporate governance committee also believes that the nominees possess the willingness to engage management and each

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other in a positive and collaborative fashion, and are prepared to make the significant commitment of time and energy to serve on our board and its committees.

PETER BARRETT, PhD: Age 73; Principal Occupation: Partner, Atlas Venture, a venture capital fund based in Cambridge, Massachusetts. Director of Revvity since 2012. Chair of the compensation and benefits committee and member of the nominating and corporate governance committee.

Dr. Barrett joined Atlas Venture, an early-stage life sciences venture capital fund in 2002, and is a partner in the life sciences group, where he has been involved in the creation of several therapeutic and drug discovery platform companies. Previously, he was a co-founder, Executive Vice President and Chief Business Officer of Celera Genomics which in 2001 announced the first successful sequencing of the human genome. Prior to that, Dr. Barrett held several senior management positions at The Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development, where he operated several businesses and helped to greatly expand its life sciences portfolio through a series of licensing agreements, partnerships and acquisitions. He currently serves as the Chairman of Synlogic, Inc., which is publicly traded, and is a board member of privately held Obsidian Therapeutics, Inc. Dr. Barrett is also a member of the Blavatnik Fellowship Council at the Harvard Business School. Dr. Barrett previously served on the board of Larimar Therapeutics, Inc., a publicly traded company, until 2023. In addition, Dr. Barrett is a board member of Nucleate, a student run non-profit organization representing the global community of bio-innovators. Dr. Barrett received his Bachelor of Science degree in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and his doctoral degree in analytical chemistry from Northeastern University.

Dr. Barrett brings to the board more than three decades of experience in the life sciences industry, including leadership positions both as a senior executive and as an institutional investor. These roles have allowed him to develop expertise in the deployment of strategic growth initiatives within the industry. His service as chair and as a member of the boards of other companies, both publicly and privately held, enables him to assist our board in the performance of its governance obligations.

SAMUEL R. CHAPIN: Age 68; Principal Occupation: Retired Executive Vice Chairman, Bank of America Merrill Lynch, a worldwide financial institution. Director of Revvity since 2016. Chair of the audit committee and member of the nominating and corporate governance committee.

Mr. Chapin retired from Bank of America Merrill Lynch in 2016 as Executive Vice Chairman of Global Corporate & Investment Banking, after more than thirty years in investment banking. As Executive Vice Chairman from 2010 to 2016, he was responsible for managing relationships with some of the firm’s largest clients. Mr. Chapin has worked on a broad range of financings and strategic advisory assignments totaling more than $500 billion and has been named Investment Banker of the Year by Investment Dealers’ Digest. Mr. Chapin was named Vice Chairman of Merrill Lynch & Co., Inc. in 2003 and was a member of the firm’s executive Operating Committee. Mr. Chapin served in a number of other senior leadership positions while at Bank of America Merrill Lynch, including having responsibility for the Global Investment Banking division and managing many of the firm’s global corporate relationships. Mr. Chapin has served since 2019 as a Senior Advisor to Rockefeller Capital Management, a leading independent, privately owned financial services firm. He is also a member of the board of directors of O-I Glass, Inc. and PHINIA, Inc., both of which are publicly traded, and until 2023 was a director of CIRCOR International, Inc. Additionally, he serves as a trustee emeritus of Lafayette College and as a director emeritus of New York’s Roundabout Theatre Company. Mr. Chapin holds a Bachelor of Arts degree from Lafayette College and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania.

Mr. Chapin provides our board expertise in corporate finance and strategy, including experience gained as a senior executive at a global financial services firm and through his service on the audit committees of public companies. He also brings to our board extensive knowledge of the industrial marketplace, along with deep experience in transactional processes, mergers and acquisitions, and deal financing for a wide range of transactions.

8	Revvity • 2026 Proxy Statement

MICHAEL A. KLOBUCHAR: Age 50; Principal Occupation: Chief Operating Officer, Eikon Therapeutics, Inc., a pioneering biotechnology company based in Hayward, California that leverages advanced engineering to enhance drug discovery and development. Director of Revvity since 2024. Member of the audit committee.

Mr. Klobuchar joined Eikon Therapeutics in 2024, and oversees the company’s corporate infrastructure, including global supply chain management and product manufacturing. Mr. Klobuchar is a member of Eikon’s Executive Committee and manages key executives across a variety of functional areas and business operations. Prior to joining Eikon, Mr. Klobuchar had been associated with Merck & Co., Inc., a premier research-intensive global biopharmaceutical company, for over 25 years, most recently serving from 2021 to 2024 as Executive Vice President and Chief Strategy Officer, and from 2019 to 2021 as Senior Vice President, CFO and Head of Portfolio and Alliance Management for Merck Research Laboratories. Prior to that, Mr. Klobuchar held a variety of positions of increasing responsibility in Merck’s research, manufacturing, commercial planning, finance and strategy organizations, including leading key elements related to the integration of Merck Research Laboratories with Schering-Plough R&D following the merger of the two companies. Mr. Klobuchar received his Master of Business Administration degree from Villanova University, a Master of Science degree in chemical engineering from Rutgers University and a Bachelor of Science degree from Purdue University.

Mr. Klobuchar brings to our board a wealth of experience in both developing and implementing strategic and operational initiatives for organizations in the drug discovery and biotechnology fields, the result of his more than twenty-five years of executive experience in a variety of key technical, operational and financial roles. This background, along with his deep commitment to scientific innovation, will provide the board with valuable guidance in executing on the Company’s strategic vision.

MICHELLE MCMURRY-HEATH, MD, PhD: Age 56; Principal Occupation: Founder and Chief Executive Officer, BioTechquity Clinical. Director of Revvity since 2022. Member of the compensation and benefits committee.

Dr. McMurry-Heath, a medical doctor and molecular immunologist by training, has served as the Chief Executive Officer of BioTechquity Clinical, a novel clinical research organization designed to help drug and device innovators enroll and conduct diverse clinical trials, since founding the firm in 2024. Prior to her current position, Dr. McMurry-Heath was a consultant to the biotechnology industry and most recently served as President and Chief Executive Officer of the Biotechnology Innovation Organization, the world’s largest biotechnology advocacy group, from 2020 to 2022. Dr. McMurry-Health was also previously with Johnson & Johnson (J&J) from 2014 to 2020, where she served as Global Head of Evidence Generation for Medical Device Companies and then Vice President of Global External Innovation and Global Leader for Regulatory Sciences. Before joining J&J, Dr. McMurry-Heath was also a key science policy leader in government, conducting a comprehensive analysis of the National Science Foundation’s policies, programs and personnel. President Obama then named her associate science director of the FDA’s Center for Devices and Radiological Health.

Dr. McMurry-Heath was the founding director of the Aspen Institute’s Health, Biomedical Science, and Society Policy Program and received her early training in science policy from the Robert Wood Johnson Foundation. Dr. McMurry-Heath also serves on the board of directors at publicly traded Bioventus Inc. She received her Bachelor of Arts degree in biochemistry from Harvard University and her MD/PhD from Duke’s Medical Scientist Training Program, becoming the first African American to graduate from the prestigious program. Dr. McMurry-Heath spent 12 years working at the research bench before taking policy and leadership roles in government and industry.

Dr. McMurry-Heath provides the board with strategic leadership and chief executive officer experience in working with industry advocacy groups and large biotechnology organizations, as well as collaborating with governmental research organizations and policy makers in an effort to broaden access to scientific progress. Her unique perspective and insight into our industry and the associated

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regulatory challenges, as well as her commitment to strive for bioequality, will aid in informing the board’s decisions in these areas going forward.

ALEXIS P. MICHAS: Age 68; Principal Occupation: Managing Partner of Juniper Investment Company, LLC, an investment management firm based in New York. Director of Revvity since 2001. Non-Executive Chair.

Mr. Michas is the founder and has been Managing Partner of Juniper Investment Company, LLC since 2008. Juniper is also a Principal of Aetolian Investors, LLC, a registered commodity pool operator. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is the Non-Executive Chairman of the board of BorgWarner Inc. and a board member of AstroNova, Inc., both of which are publicly traded. Mr. Michas is also a director of funds managed by Atlantic Investment Management, Inc., a privately held investment company, as well as a board member of privately held Theragenics Corporation. Mr. Michas also served as the Non-Executive Chairman of the board of Lincoln Educational Services Corporation until 2015, and as a director of Allied Motion Technologies, Inc. until July 2017.

Mr. Michas has been the Non-Executive Chair of the board since December 2019. He brings to our board, and to the position of Non-Executive Chair, many years of private equity experience across a wide range of industries, and a successful record of managing investments in public companies. Mr. Michas also brings extensive transactional expertise, including mergers and acquisitions, IPOs, debt and equity offerings, and bank financing. This expertise allows Mr. Michas to provide our board with valuable insight on trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. We also benefit from the corporate governance knowledge developed by Mr. Michas in his board roles with other public companies, including his service as a board chair, a lead director, and a member of the compensation, governance, audit, finance and executive committees of such companies. Mr. Michas’ thorough knowledge of the Company and his current and past service on the boards of other public companies make him uniquely qualified to serve as our Non-Executive Chair.

PRAHLAD R. SINGH, PhD: Age 61; Principal Occupation: President and Chief Executive Officer of Revvity. Director of Revvity since 2019.

Dr. Singh was elected President and Chief Executive Officer of Revvity, and appointed to our board of directors, in December 2019. Previously, Dr. Singh was the President and Chief Operating Officer of the Company since January 2019. Dr. Singh joined Revvity as the President of our Diagnostics business in 2014. He was elected Senior Vice President in 2016 and Executive Vice President in 2018. Prior to joining Revvity, Dr. Singh was General Manager of GE Healthcare’s Women’s Health business from 2012 to 2014, with responsibility for its mammography and bone densitometry businesses. Before that, Dr. Singh held senior executive level roles in strategy, business development and mergers & acquisitions at both GE Healthcare and Philips Healthcare. Earlier in his career, he held leadership roles of increasing responsibility at DuPont Pharmaceuticals and subsequently at Bristol-Myers Squibb Medical Imaging, which included managing the Asia Pacific and Middle East regions.

Dr. Singh is a member of the board of directors of publicly traded Amphenol Corporation. He also currently serves on the board of directors of the Analytical, Life Sciences & Diagnostics Association (ALDA) and is a member of the Massachusetts General Hospital President’s Council. Dr. Singh holds a doctoral degree in chemistry from the University of Missouri-Columbia and a Master of Business Administration degree from Northeastern University. His research work has resulted in several issued patents and publications in peer-reviewed journals.

Dr. Singh has more than three decades of leadership experience with global innovators in healthcare technology. He has spent more than a decade developing unique insights into our business and providing the leadership needed to enable our continued growth. Dr. Singh brings to our board a detailed understanding of our people and culture, the core technologies that we utilize, and the operational strategies available to us as we continue to expand the boundaries of human potential through science.

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SOPHIE V. VANDEBROEK, PhD: Age 64; Principal Occupation: Former Vice President, Emerging Technology Partnerships, IBM Corporation, a global technology company. Director of Revvity since 2024. Member of the audit committee.

Dr. Vandebroek has served as founder and owner of Strategic Vision Ventures, LLC, a technology consulting firm, since 2021. Previously, Dr. Vandebroek was the inaugural visiting scholar at the Massachusetts Institute of Technology School of Engineering for the 2019-2020 academic year; Vice President, Emerging Technology Partnerships for IBM from 2018 to 2019; and Chief Operating Officer - IBM Research from 2017 to 2018. Prior to joining IBM, she was an executive with Xerox Corporation, where her roles included serving as Chief Technology Officer and Corporate Vice President of Xerox Corporation, President of the Xerox Innovation Group, and Chief Engineer. She was also responsible for overseeing Xerox’s global research centers, including the Palo Alto Research Center, or PARC Inc. Dr. Vandebroek currently serves on the boards of IDEXX Laboratories, Inc. and Wolters Kluwer N. V., both of which are publicly traded, as well as Inari Agriculture, Inc., a privately held biotechnology company, and formerly served on the board of Analogic Corporation. In 2021, Dr. Vandebroek was appointed an honorary Professor at KU Leuven, Belgium. Dr. Vandebroek is the Chair of the Advisory Committee of the Flanders AI Research Program and a Fellow of the Institute of Electrical & Electronics Engineers. Dr. Vandebroek holds a bachelor’s degree and a master’s degree in electro-mechanical engineering from KU Leuven, Leuven, Belgium, and a doctoral degree in electrical engineering from Cornell University.

Dr. Vandebroek provides our board, through her academic experiences, public company board service and prior executive roles at IBM and Xerox, with a depth of expertise and cutting-edge knowledge in sustainability, AI, technology, business processes and cybersecurity. Her experience in managing research and development portfolios for diverse and inclusive organizations on a global scale will provide the board with valuable insights on the Company’s innovation efforts.

MICHEL VOUNATSOS: Age 64; Principal Occupation: Former Chief Executive Officer of Biogen Inc. Director of Revvity since 2020. Chair of the nominating and corporate governance committee and member of the audit committee.

Mr. Vounatsos served as the Chief Executive Officer and a member of the board of directors of publicly traded Biogen Inc., a leading biotechnology company based in Cambridge, Massachusetts from 2017 to 2022 and as Executive Vice President, Chief Commercial Officer of Biogen from 2016 to 2017. Prior to joining Biogen in 2016, Mr. Vounatsos spent twenty years at Merck & Co., Inc., a pharmaceutical company, where he most recently served as President, Primary Care and Customer Centricity in the United States. During his time at Merck, Mr. Vounatsos helped transform its go-to-market model and further expanded its mature and emerging markets. Mr. Vounatsos previously held leadership positions across Europe and in China for Merck. Prior to that, Mr. Vounatsos held management positions at Ciba-Geigy, a pharmaceutical company. Mr. Vounatsos currently serves on the board of directors of publicly traded Zai Lab Ltd.

Mr. Vounatsos received his Certificate of Clinical and Therapeutic Synthesis in Medicine from the Université Victor Segalen, Bordeaux II, France, and his Master of Business Administration degree from the HEC School of Management in Paris.

Mr. Vounatsos brings to our board significant knowledge and broad-based experience with respect to the biotechnology, healthcare and pharmaceutical industries. Mr. Vounatsos provides our board with a unique academic perspective from his time studying both medicine and business. Mr. Vounatsos also brings valuable leadership skills gained as the chief executive officer of a Fortune 500 company.

FRANK WITNEY, PhD: Age 72; Principal Occupation: Former Chief Executive Officer, Affymetrix, Inc., a leading provider of microarray technology; Director of Revvity since 2016. Member of the compensation and benefits and nominating and corporate governance committees.

Dr. Witney most recently served as President and Chief Executive Officer of Affymetrix, Inc., which specialized in microarray technology and cellular analysis, from 2011 through March 2016 when it was

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acquired by Thermo Fisher Scientific Inc. Previously, Dr. Witney was President and Chief Executive Officer of Dionex Corp., a market-leading ion and high-performance liquid chromatography company. Prior to that, Dr. Witney first joined Affymetrix as Executive Vice President and Chief Commercial Officer when it acquired Panomics, Inc., a quantitative biology company, which Dr. Witney had led as President and Chief Executive Officer. He previously held the role of President of Revvity’s Drug Discovery Tools division following Revvity’s acquisition of Packard BioScience in 2001, where he served as President and Chief Operating Officer. Dr. Witney also held several positions at Bio-Rad Laboratories, leading that company’s efforts to enter the proteomic and bioassay technologies market. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a PhD in molecular and cell biology and a Master of Science degree in microbiology from Indiana University, as well as a Bachelor of Science degree in microbiology from the University of Illinois. Dr. Witney is a member of the board of directors of publicly traded Cerus Corporation, currently serving as lead independent director, and Standard BioTools, Inc., as well as several privately held companies, and until 2024, was a director of Telesis Bio, Inc. (formerly known as Codex DNA). Dr. Witney is an Operating Partner at Ampersand Capital Partners.

Dr. Witney brings to our board deep market knowledge and over 30 years of leadership experience across the life sciences and diagnostics industries, including as a chief executive officer and board member. Through this experience, he has developed expertise in several valued areas including strategic product development, business development and operational management.

PASCALE WITZ: Age 59; Principal Occupation: Founder and President, PWH Advisors. Director of Revvity since 2017. Member of the audit and compensation and benefits committees.

Ms. Witz has served as the President of PWH Advisors, a consultancy firm advising healthcare and investment companies, since founding the firm in 2016. Previously, Ms. Witz served as a Member of the Executive Committee for Sanofi, S. A., most recently as Executive Vice President, Global Diabetes & Cardiovascular, and previously as Executive Vice President, Global Pharma and Consumer Healthcare divisions. Before joining Sanofi, Ms. Witz served as President and Chief Executive Officer of GE’s pharmaceutical diagnostics, a $2 billion integrated pharmaceutical business that encompassed research and development through commercialization. Previously, Ms. Witz served with GE Healthcare, where she held positions of increasing responsibility in Europe and the United States. Before joining GE Healthcare, Ms. Witz was previously employed with Becton Dickinson Pharmaceutical Systems. Ms. Witz currently serves on the board of directors of publicly traded Fresenius Medical Care AG, as well as several privately held companies. Ms. Witz formerly served on the boards of publicly traded Regulus Therapeutics, Inc. until 2025, Horizon Therapeutics plc until 2023, Tesaro, Inc. until 2019, and Savencia SA until 2018. Ms. Witz received her Master of Business Administration degree from INSEAD, Fontainebleau, France and her Master of Science degree in biochemistry from the Institut National des Sciences Appliquées, Lyon, France. She was also a doctoral student in molecular biology at the Centre National de la Recherche Scientifique, Strasbourg, France.

Ms. Witz brings to our board three decades of experience in the global life sciences industry, both as an executive officer and as a board member at publicly traded companies. Her in-depth knowledge of many of the markets that the Company serves allows her to assist the Board with regard to both current operational decision-making as well as longer-term resource utilization and strategic planning.

12	Revvity • 2026 Proxy Statement

INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of Revvity qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with Revvity, either directly or as a partner, shareholder or officer of an organization that has a relationship with Revvity. Our board of directors evaluates the independence of our directors on an annual basis. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Messrs. Chapin, Klobuchar, Michas, or Vounatsos, Ms. Witz, or Drs. Barrett, McMurry-Heath, Vandebroek or Witney, has a material relationship with Revvity, and also that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Materials should be mailed to the “Revvity Nominating and Corporate Governance Committee” c/o Office of the General Counsel, Revvity, Inc., 77 4th Avenue, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material are provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material are provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process as outlined above, and applying substantially the same criteria, as for candidates submitted by board members.

Shareholders also have the right under our Amended and Restated By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our Amended and Restated By-laws and discussed in “Shareholder Proposals for 2027 Annual Meeting of Shareholders” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

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Selection and Review Process

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in Revvity’s corporate governance guidelines and such other factors as the committee deems appropriate. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy, and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the NYSE and the Securities and Exchange Commission. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board, the best interests of Revvity and its shareholders, as well as our corporate governance guidelines. Accordingly, the nominating and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee, as part of its annual assessment of board performance, reviews the range of experience, attributes and skills considered necessary for the optimal functioning of the board. The committee reviews the experience, attributes and skills currently represented on the board, as well as those areas where a change could improve the overall quality of our board and the ability of the board to perform its responsibilities. The committee then establishes those areas that could be the focus of a director search, if necessary. The nominating and corporate governance committee’s annual evaluation process represents an in-depth and personalized approach to assessing both the effectiveness of the board as a whole and each member of the board on an individual basis. Included as a component of the board’s annual self-evaluation is a review of the board’s diverse mix of experience, attributes and skills.

Each member of the board of directors is required to limit the number of other public company boards on which they serve so that they are able to devote adequate time to their duties to the Company, including preparing for and attending meetings of the board and any committees on which they serve. No director may serve on more than three other public company boards (and in the case of the Company’s Chief Executive Officer, no more than one other public company board), in addition to the Company’s board, unless such service is specifically approved in advance by a majority of the board. Directors are required to advise the Chair of the nominating and corporate governance committee in advance of accepting any invitation to serve on another public company board and to provide sufficient opportunity and information to confirm that the director who proposes to accept a new directorship remains independent. Service on boards of other organizations is required to comply with the Company’s conflict of interest policies.

Leadership Structure

Our board of directors selects a Chair of the board by evaluating the criteria and using a process that the board considers to be in the best interests of the Company and its shareholders, pursuant to our corporate governance guidelines. Our board of directors does not have a fixed policy on whether the Chief Executive Officer and Chair should be separate positions or whether the Chair should be an employee or non-employee. Currently, Mr. Michas serves as our Non-Executive Chair and Dr. Singh serves as our Chief Executive Officer. Mr. Michas has been a member of our board since 2001 and has served as Non-Executive Chair since December 2019, having most recently served as our Lead Director. In addition to his years of experience on our board, Mr. Michas brings to the role a wealth of

14	Revvity • 2026 Proxy Statement

corporate governance knowledge developed in his board roles with other public companies. Dr. Singh joined the Company in 2014 and has held a number of senior leadership positions. Dr. Singh was elected to our board in 2019 and has served as our Chief Executive Officer since December 2019. We believe that the Company benefits from separating the roles of Chair and Chief Executive Officer by allowing each individual to focus on their respective areas of responsibility. As Non-Executive Chair, Mr. Michas’ primary responsibilities include presiding at meetings of our board of directors, reviewing and assisting in setting the agenda and schedule for meetings of our board of directors, advising the committee chairs in performing their responsibilities, initiating and chairing meetings of the independent directors, and counseling the Chief Executive Officer and directors as needed. Our board holds executive sessions of the independent directors preceding or following each regularly scheduled board meeting. We believe that the current leadership structure, through the combination of Dr. Singh’s knowledge of the Company as Chief Executive Officer and Mr. Michas’ demonstrated understanding of the role played by the chair of a public company board of directors, allows the Chief Executive Officer to set the overall direction of the Company and provide day-to-day leadership, while having the benefit of the Non-Executive Chair’s counsel and corporate governance experience. In addition, separation of the roles of Non-Executive Chair and Chief Executive Officer encourages a greater role for the independent directors in the oversight of the Company and in their representation of shareholders’ interests.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board, or with our non-management directors, may do so by writing to Alexis P. Michas, Non-Executive Chair, Revvity, Inc., 77 4th Avenue, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if the communications relate to substantive matters that the Non-Executive Chair, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors’ Role in Risk Oversight

Our board of directors has an active role in overseeing risks that could affect the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. This oversight is conducted primarily through the audit committee, which has been assigned responsibility for enterprise risk management and reports regularly to our board on such matters. Senior management carries out the functional performance of enterprise risk management activities, with access to external service providers as needed. This process includes periodic reporting by management to the audit committee in order to systematically identify, analyze, prioritize and document potential business risks, their potential impact on the Company’s performance, and the Company’s ability to detect, manage, control and prevent these risks. When the audit committee receives a report from senior management, the Chair of the audit committee reports on the discussion to the full board during the next board meeting. This enables the board and its committees to coordinate the overall risk oversight role, particularly with respect to risk areas that may potentially impact more than one committee of the board of directors.

In addition to the role our audit committee plays in overseeing enterprise risk management activities, our compensation and benefits committee monitors the design and implementation of our compensation programs to ensure that these programs include the elements needed to motivate employees to take a long-term view of the business and to avoid encouraging unnecessary risk taking. Based on a functional review of our compensation policies and practices as performed by senior management in consultation with our compensation and benefits committee, we do not believe that

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any risks arising from our employee compensation programs are likely to have a material adverse effect on the Company.

The audit committee also oversees management’s evaluation of risks posed by cybersecurity and related information technology issues to the Company’s operational performance. This role includes engaging with senior management in a periodic review and assessment of the Company’s cybersecurity, information security, data privacy and technology risks, and the Company’s policies and procedures to assess, monitor, manage and mitigate these risks.

The nominating and corporate governance committee oversees the Company’s corporate responsibility and sustainability efforts, which includes the impact of environmental and social issues on the Company. This includes engaging with senior management, and, considering input from our shareholders and other stakeholders on what are commonly referred to as ESG issues, on a periodic basis, reviewing and assessing our policies and procedures in this area. The nominating and corporate governance committee reports any notable trends or issues back to the full board on a regular basis for further review. We believe that this level of oversight is appropriate and in the best interests of the Company and our shareholders given the high degree of importance that we place on advancing our environmental, social and governance strategy.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and for reviewing overall performance, rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of our Company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Revvity. Management keeps the directors informed of Company activity through regular written reports and presentations at board and committee meetings. The board participates in an annual self-evaluation process.

Our board of directors met eight times in fiscal 2025. During fiscal 2025, each director attended 75% or more of the total combined number of meetings of the board and the committees of which such director was a member. Members of our board of directors are strongly encouraged to attend our annual meeting of shareholders utilizing available technology. In 2025, all of our directors attended our annual meeting of shareholders, which was conducted in a virtual meeting format.

Dr. Singh is the only director who is also an employee of Revvity. He does not participate in the portions of any meetings at which his compensation is determined.

Our board’s standing committees are audit, nominating and corporate governance, and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters, corporate governance guidelines and our standards of business conduct under “Company–ESG-Governance” on our website, www.revvity.com, or you may request a copy by writing to Revvity, Inc., 77 4th Avenue, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, risk assessment, the performance of our internal audit function and our independent registered public accounting firm. Our audit committee considers and approves the specific terms of debt and equity securities to be issued by Revvity, indebtedness and off-balance sheet transactions to be entered into by Revvity, and also considers and

16	Revvity • 2026 Proxy Statement

approves transactions affecting our capital structure. The current members of our audit committee are Mr. Chapin (Chair), Mr. Klobuchar, Mr. Vounatsos, Ms. Witz and Dr. Vandebroek. Our board of directors has determined that each of Messrs. Chapin, Klobuchar and Vounatsos, Ms. Witz and Dr. Vandebroek qualify as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Messrs. Chapin, Klobuchar and Vounatsos, Ms. Witz and Dr. Vandebroek is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 for audit committees under the Securities Exchange Act of 1934, which we refer to in this proxy statement as the Exchange Act. In addition, our board has determined that each member of the audit committee is financially literate, and that Mr. Chapin has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Mr. Chapin, Mr. Klobuchar, Mr. Vounatsos, Ms. Witz or Dr. Vandebroek serves on the audit committees of more than two other public companies. The audit committee held eight meetings during fiscal 2025.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles and to our corporate responsibility and sustainability efforts, including the impact of environmental and social issues on the Company, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party transactions policy. The current members of the nominating and corporate governance committee are Mr. Vounatsos (Chair), Mr. Chapin and Drs. Barrett and Witney. The board has determined that each of Mr. Vounatsos, Mr. Chapin and Drs. Barrett and Witney is independent as defined under the rules of the NYSE. The nominating and corporate governance committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party transactions policy, see “Certain Relationships and Policies on Related Party Transactions” below. Our nominating and corporate governance committee met three times during fiscal 2025.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board relating to the compensation and benefits of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation. The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by our board. In addition, the compensation and benefits committee grants equity (stock options, restricted shares and other stock incentives) to our officers and administers our incentive compensation and executive benefit plans. The compensation and benefits committee also reviews and approves recommendations from our management-run administrative committee concerning terminations of broad-based, non-executive benefit plans, as well as material design changes to those plans that would result in significant cost or increased risk to the Company.

The current members of the compensation and benefits committee are Dr. Barrett (Chair), Drs. McMurry-Heath and Witney and Ms. Witz. Our board has determined that each of Drs. Barrett, McMurry-Heath and Witney and Ms. Witz is independent as defined under the rules of the NYSE regarding independence of compensation committee members. Our compensation and benefits committee held five meetings during fiscal year 2025.

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained Pearl Meyer & Partners, LLC as its

Revvity • 2026 Proxy Statement	17

independent compensation consultant to assist the committee with its responsibilities related to our executive and board compensation programs. The Compensation Discussion and Analysis in this proxy statement provides additional information regarding the compensation and benefits committee’s processes and procedures for evaluating and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended December 28, 2025, the members of the compensation and benefits committee were Dr. Barrett (Chair), Drs. McMurry-Heath and Witney and Ms. Witz.

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 28, 2025;

•

Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•	Reviewed the qualifications and performance of Deloitte & Touche LLP and our internal audit function;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm regarding the independent registered public accounting firm’s independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 28, 2025 for filing with the Securities and Exchange Commission. The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Samuel R. Chapin, Chair

Michael Klobuchar

Dr. Sophie Vandebroek

Michel Vounatsos

Pascale Witz

18	Revvity • 2026 Proxy Statement

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firm of Deloitte & Touche Tohmatsu Limited and their respective affiliates, in the identified categories for fiscal 2025 and fiscal 2024:

	Fiscal 2025	Fiscal 2024
Audit Fees	$4,989,000	$4,359,000
Audit-Related Fees	125,000	100,000
Tax Fees	494,000	380,000
All Other Fees	12,000	15,000

Total Fees	$5,620,000	$4,854,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans for fiscal 2025 and fiscal year 2024, and for fiscal year 2024, attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Fees for tax compliance services which relate to preparation of original and amended US and non-US corporate income tax returns amounted to $494,000 in fiscal 2025 and $380,000 in fiscal 2024.

All Other Fees

Fees paid or incurred for other services amounted to $12,000 in fiscal 2025 and $15,000 in fiscal 2024.

Audit Committee’s Pre-Approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to Revvity by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to the total pre-approved services, which limit may not be exceeded without obtaining further pre-approval under the policy.

Revvity • 2026 Proxy Statement	19

Our management periodically provides the audit committee with updates of proposed services for pre-approval. Any additional services which fall outside the scope of the annual service review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at its next regularly scheduled meeting. While controls have been established to identify all services rendered by the independent registered public accounting firm, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

20	Revvity • 2026 Proxy Statement

Certain Relationships and Policies on Related Party Transactions
The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Revvity was or is to be a participant, and in which one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, has a greater than 10% ownership interest, each of whom we refer to as a “related party,” has or will have a direct or indirect material interest, as determined by the committee. We refer to these transactions as “related party transactions.”
The policy calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the review and approval will occur prior to entry into the transaction. If advance approval is not practicable, the committee will review, and, in its discretion, may approve the related party transaction. The policy also permits the Chair of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, in which case the Chair will report such transactions to the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.
The committee has determined that certain types of transactions, such as those excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy.
The committee may approve a related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interest of Revvity and its shareholders.
Securities Trading Policy
We have adopted a Securities Trading Policy governing the purchase, sale and/or other dispositions of Company securities by our directors, officers, employees, and other covered persons, as well as by the Company itself. We believe the Securities Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards. A copy of our Securities Trading Policy is incorporated by reference as Exhibit 19 to our Annual Report on Form
10-K
for the fiscal year ended December 28, 2025.
In addition to prohibiting trading while in possession of material non-public
information, our Securities Trading Policy prohibits all employees and members of our board from engaging in the following types of transactions with respect to our securities:

•	engaging in “short” sales and “selling against the box”; or

•	trading in puts, calls, straddles, options or any other form of derivative securities; or

•
directly or indirectly engaging in hedging or monetization activities with respect to our securities including through purchases of financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

Also, our officers may not pledge any shares of our stock or hold company securities in a margin account.

Revvity • 2026 Proxy Statement	21

DIRECTOR COMPENSATION

Our director compensation program is designed to provide a competitive level of compensation and to enable Revvity to attract and retain highly qualified board members. Annual compensation for our non-employee directors consists of a cash retainer and equity compensation. Our board service year begins on the date of our annual meeting of shareholders.

Our non-employee directors were paid the compensation described below for their service during the 2025 board service year.

Annual Cash Retainer

Each of our current non-employee directors was paid an annual cash retainer of $90,000 in four quarterly installments. Quarterly cash retainer installments are paid in May, August, November and February, which is the first month of each of the successive three-month periods following the annual meeting of shareholders.

Our Non-Executive Chair and the Chairs of our audit, compensation and benefits, and nominating and corporate governance committees were each paid an additional retainer in recognition of the further responsibilities carried by these roles. For 2025, our Non-Executive Chair was paid an additional annual cash retainer of $90,000, and the Chairs of our audit, compensation and benefits, and nominating and corporate governance committees were paid additional annual cash retainers of $25,000, $20,000 and $15,000, respectively.

The cash retainer is prorated to the nearest whole month for non-employee directors who serve for only a portion of the year. The retainer is also prorated for any director who attends fewer than 75% of the aggregate number of meetings of our board and the meetings of committees on which the director is a member. All of our directors fulfilled the meeting requirement in fiscal year 2025.

Equity Compensation

Our non-employee directors receive a portion of their annual compensation in the form of equity grants in two parts. A portion of the annual equity compensation is delivered in the form of an award of our common stock. The second portion is delivered in the form of a grant of restricted stock units, or RSUs, which vest 100% on the scheduled date for our next annual meeting of shareholders, subject to the director’s continued service through such date, or, if earlier, upon the director’s death, disability or qualifying retirement, or the termination of the director’s service within 12 months following a change in control. Each component of our non-employee equity compensation program is described in more detail below.

Stock Awards: In 2025, the Non-Executive Chair was awarded 1,552 shares and each of the other non-employee directors was awarded 1,338 shares of our common stock with a fair market value of $145,003 and $125,009, respectively. The number of shares granted was determined by dividing the target grant value by the closing price of our stock on the date of grant. The target amounts from which the grant amounts were calculated were $145,000 and $125,000, respectively. The granted shares are not subject to restrictions or vesting. We granted these awards on April 30, 2025, the annual grant date, which was the first day of the open trading window following our first quarter earnings release.

Restricted Stock Units: In 2025, the Non-Executive Chair was awarded a grant of 1,288 RSUs and each of the other non-employee directors was awarded a grant of 1,074 RSUs with a fair market value of $119,977 and $100,043, respectively. The target amounts from which the grant amounts were calculated were $120,000 and $100,000, respectively. Each RSU entitles the holder to receive one share of our common stock upon vesting. The number of RSUs granted was determined by dividing the target fair market value by the Black-Scholes value of an RSU on the date of grant. We granted these

22	Revvity • 2026 Proxy Statement

awards on April 30, 2025, the annual grant date. The annual RSU grant will fully vest on the scheduled date for our next annual meeting of shareholders, subject to the director’s continued service through such date or, if earlier, upon the director’s death, disability or qualifying retirement, or the termination of the director’s service within 12 months following a change in control.

2025 Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Peter Barrett, PhD	$110,000	$225,052		$335,052
Samuel R. Chapin	$115,000	$225,052		$340,052
Michael A. Klobuchar	$90,000	$225,052		$315,052
Michelle McMurry-Heath, MD, PhD	$90,000	$225,052		$315,052
Alexis P. Michas	$180,000	$264,981	$5,000	$449,981
Sophie V. Vandebroek, PhD	$90,000	$225,052	$10,000	$325,052
Michel Vounatsos	$105,000	$225,052		$330,052
Frank R. Witney, PhD	$90,000	$225,052	$5,000	$320,052
Pascale Witz	$90,000	$225,052		$315,052

NOTES

(1)

Directors who are employees of Revvity receive no additional compensation for their services as directors. Dr. Prahlad R. Singh, who serves on our board, was compensated in his capacity as our Chief Executive Officer and did not receive any additional compensation for his service as a director in 2025. His compensation is reported in the Summary Compensation Table.

(2)

Variations in cash retainer amounts paid to individual directors in 2025 reflect additional retainer amounts paid to our Non-Executive Chair and directors holding committee Chair roles. Annual cash retainer values are paid quarterly in May, August, November and February.

(3)

The grant date fair value of the annual RSU grant to our Non-Executive Chair and to each non-employee director in 2025 was $119,977 and $100,043, respectively. The annual RSU grants will fully vest on the scheduled date for our next annual meeting of shareholders, subject to the director’s continued service through such date or, if earlier, upon the director’s death, disability or qualifying retirement, or the termination of the director’s service within 12 months following a change in control. The grant date fair value of the annual share grant to our Non-Executive Chair and to each non-employee director in 2025 was $145,003 and $125,009, respectively, and these shares were not subject to restriction or vesting. The amounts reported in this column represent the aggregate grant date fair value of awards of RSUs and shares granted to each listed director in fiscal year 2025. For a more detailed description of the assumptions used for purposes of determining grant date fair values, see Note 17, Stock Plans, in the notes to consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 28, 2025.

(4)

Each of our non-employee directors held unvested RSUs as of December 28, 2025 as follows: Mr. Michas: 1,288; Drs. Barrett, McMurry-Heath, Vandebroek and Witney: 1,074; Messrs. Chapin, Klobuchar and Vounatsos: 1,074; and Ms. Witz: 1,074. None of our non-employee directors held stock options as of December 28, 2025. Our non-employee directors receive annual share grants which are not subject to restriction and therefore held no shares of restricted stock as of December 28, 2025. Revvity common stock held by each of our non-employee directors as of February 17, 2026 is reported under “Beneficial Ownership of Common Stock” below.

(5)	Amounts in this column are related to matching charitable donations made on behalf of the director by the Revvity Foundation.

Revvity • 2026 Proxy Statement	23

New Director Compensation

New non-employee directors who serve for only a portion of the board service year receive a cash retainer and annual equity grants prorated to reflect the period he or she is anticipated to serve on our board during that year.

Business Travel Accident Insurance

Non-employee directors are provided with $250,000 of death benefit coverage under Revvity’s business travel accident insurance policy which provides coverage while traveling on Revvity business.

Revvity Foundation for Charitable Giving

Non-employee directors are eligible for up to a $5,000 per year match of their donations to eligible charities.

Director Stock Ownership Guidelines

Within five years of election to our board, we expect each non-employee director to own Revvity stock with a fair market value equal to at least five times the annual cash retainer. For fiscal 2025, this value was $450,000 for all non-employee directors. As of February 17, 2026, all of our directors were in compliance with our stock ownership guidelines. See “Beneficial Ownership of Common Stock” below for the beneficial stock ownership of our directors.

Changes to Director Compensation

Our compensation and benefits committee reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation and director compensation policies on a biennial basis. As part of these periodic reviews, the compensation and benefits committee obtains data and analyses from an independent compensation consultant with respect to director compensation programs at a number of companies identified by the compensation and benefits committee and the compensation consultant as industry peers. Our director compensation, including annual retainers and equity awards, is therefore subject to adjustment.

No changes to director compensation were made for the 2025 board year. Compensation for the Non-Executive Chair and compensation for directors for board years 2024 and 2025 was determined based on a comprehensive analysis of non-employee director compensation at a group of companies identified by the compensation and benefits committee’s compensation consultant and the compensation and benefits committee as our peers (which was the same group of peer companies used by the committee in its evaluation of executive compensation for fiscal 2024). These recommendations were intended to align our board compensation with market practice, which enables us to continue to attract and retain highly qualified board members. Please refer to “Compensation Discussion and Analysis—Determining Executive Pay—External Market Practices” for more information about the peer group used in connection with determining 2025 executive compensation.

24	Revvity • 2026 Proxy Statement

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 17, 2026, except to the extent indicated otherwise in the footnotes, by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers and directors as a group. The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after February 17, 2026 through the exercise or conversion of any stock option or other right.

Name (1)	Stock (Aggregate Amount)	Stock-Based Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class

T. Rowe Price Investment Management, Inc. (5)	22,447,103	—	—	22,447,103	20.1%

The Vanguard Group, Inc. (6)	14,177,103	—	—	14,177,103	12.7%

BlackRock, Inc. (7)	8,686,672	—	—	8,686,672	7.8%

EdgePoint Investment Group, Inc. (8)	8,574,280	—	—	8,574,280	7.7%

T. Rowe Price Associates, Inc. (9)	7,981,036	—	—	7,981,036	7.1%

Janus Henderson Group plc (10)	7,627,259	—	—	7,627,259	6.8%

Peter Barrett	26,013	0	0	26,013	*

Samuel R. Chapin	20,396	0	0	20,396	*

Joel S. Goldberg	41,514	63,709	63,888	169,111	*

Michael A. Klobuchar	5,088	0	0	5,088	*

Maxwell Krakowiak	16,412	0	51,589	68,001	*

Michelle McMurry-Heath, MD/PhD	4,833	0	0	4,833	*

Alexis P. Michas	61,083	17,491	0	78,574	*

Prahlad R. Singh, PhD	113,312	46,583	256,481	416,376	*

Sophie V. Vandebroek	5,088	0	0	5,088	*

Miriame Victor	18,122	0	35,888	54,010	*

Tajinder S. Vohra	13,965	0	38,064	52,029	*

Michel Vounatsos	11,697	0	0	11,697	*

Frank Witney, PhD	21,074	0	0	21,074	*

Pascale Witz	13,705	0	0	13,705	*

All executive officers and directors of the Company as a group, 14 in number	372,302	127,783	445,910	945,995	*

NOTES

*	Less than 1%

(1)

Except to the extent noted below, each individual or entity has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, other than shares accrued under our deferred compensation plan that may not be sold until distributed from the plan, and shares of restricted stock which may not be sold until they have fully vested.

Revvity • 2026 Proxy Statement	25

(2)

This column represents indirect holdings of Revvity common stock, including, for example, investments in the Revvity stock fund selected by the employee in our retirement savings plan, and shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution. This column also includes shares held by spouses, minor children and trusts.

(3)	Represents shares of common stock that may be acquired within 60 days after February 17, 2026 upon the exercise of outstanding stock options and the vesting of RSUs.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2026 by T. Rowe Price Investment Management, Inc., which sets forth their beneficial ownership as of December 31, 2025. According to the Schedule 13G/A, T. Rowe Price Investment Management, Inc. has sole power to vote or direct the vote over 20,993,649 shares, and sole power to dispose or direct the disposition of 22,447,103 shares. The address of T. Rowe Price Investment Management, Inc. is 1307 Point Street, Baltimore, MD 21231.

(6)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024 by The Vanguard Group, Inc., which sets forth their beneficial ownership as of December 29, 2023. According to the Schedule 13G/A, The Vanguard Group has shared power to vote or direct the vote over 150,526 shares, sole power to dispose or direct the disposition of 13,656,528 shares, and shared power to dispose or direct the disposition of 520,575 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(7)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on January 26, 2024 by BlackRock, Inc., which sets forth their beneficial ownership as of December 31, 2023. According to the Schedule 13G/A, BlackRock, Inc., has sole power to vote or direct the vote over 7,842,074 shares, and sole power to dispose or direct the disposition of 8,686,672 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(8)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on November 14, 2025 by EdgePoint Investment Group, Inc., which sets forth their beneficial ownership as of September 30, 2025. According to the Schedule 13G/A, EdgePoint Investment Group, Inc. has sole power to vote or direct the vote over 5,628,116 shares, shared power to vote or to direct the vote over 2,946,164 shares, sole power to dispose or direct the disposition of 5,628,116 shares, and shared power to dispose or to direct the disposition of 2,946,164 shares. The address of EdgePoint Investment Group, Inc. is 150 Bloor Street West, Suite 700, Toronto, Ontario M5S 2X9, Canada.

(9)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on August 14, 2025 by T. Rowe Price Associates, Inc., which sets forth their beneficial ownership as of June 30, 2025. According to the Schedule 13G/A, T. Rowe Price Associates, Inc., has sole power to vote or direct the vote over 7,940,305 shares, and sole power to dispose or direct the disposition of 7,978,064 shares. The address of T. Rowe Price Associates, Inc. is 1307 Point Street, Baltimore, MD 21231.

(10)

Based on information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on November 14, 2025 by Janus Henderson Group plc, which sets forth their beneficial ownership as of September 30, 2025. According to the Schedule 13G/A, Janus Henderson Group plc has shared power to vote or direct the vote over 7,627,259 shares, and shared power to dispose or direct the disposition of 7,627,259 shares. The address of Janus Henderson Group plc is 201 Bishopsgate, EC2M 3AE, United Kingdom.

26	Revvity • 2026 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Revvity is a leading provider of health science solutions, technologies, expertise and services that deliver complete workflows from discovery to development, and diagnosis to cure. Revvity is revolutionizing what’s possible in healthcare, with specialized focus areas in translational multi-omics technologies, biomarker identification, imaging, prediction, screening, detection and diagnosis, informatics and more.

The structure of our executive compensation program supports our business strategy by driving top-line growth while remaining focused on profitability, productivity, investment opportunities and creating sustainable market positions for our products, technology and services. We believe this enhances the value of our shareholders’ investment and, over time, will generate sustainable shareholder value through stock price appreciation.

Our named executive officers for fiscal year 2025 are as follows:

•	Prahlad R. Singh: President and Chief Executive Officer

•	Maxwell Krakowiak: Senior Vice President and Chief Financial Officer

•	Joel S. Goldberg: Senior Vice President, Administration, General Counsel and Secretary

•	Miriame Victor: Senior Vice President and Chief Commercial Officer

•	Tajinder S. Vohra: Senior Vice President, Global Operations

Executive Summary

To provide context for the full description of our executive compensation programs that follows, we highlight below key information and achievements that impacted our executive compensation program for 2025 and future periods.

2025 Performance Highlights

During fiscal year 2025, our team overcame a dynamic market environment, ultimately exceeding our financial targets provided at the beginning of the year. Our outperformance in the face of an evolving macro and regulatory environment is both a testament to the hard work of our incredible team and the result of the transformation that has taken place at our Company in recent years. Highlights of our fiscal year 2025 performance include:

•

GAAP earnings per share from continuing operations of $2.06 for fiscal year 2025, as compared to GAAP earnings per share from continuing operations of $2.30 for fiscal year 2024. Adjusted earnings per share from continuing operations for fiscal year 2025 was $5.06, as compared to $4.90 for fiscal year 2024.

•	GAAP revenue for fiscal year 2025 was $2,856 million, as compared to $2,755 million for fiscal year 2024.

•	GAAP operating income from continuing operations for fiscal year 2025 was $357 million, as compared to $347 million for fiscal year 2024.

•	GAAP operating profit margin from continuing operations was 12.5% as a percentage of revenue for fiscal year 2025, as compared to 12.6% for fiscal year 2024.

A reconciliation of our GAAP results to the non-GAAP financial measure set forth above, adjusted earnings per share from continuing operations, can be found in Appendix A to this proxy statement.

Revvity • 2026 Proxy Statement	27

Compensation Outcomes. Short- and long-term incentive plan payments made to our named executive officers were aligned with our financial results in 2025 as follows:

2025 Global Incentive Compensation Program (Global ICP). Achievement against 2025 Global ICP corporate financial goals for fiscal 2025 was 124% of target. Fiscal year 2025 performance relative to our Global ICP goals is described further under “Short-Term Incentive Program” below.

2023 Long-Term Incentive Program (LTIP). The three-year performance period under our 2023 LTIP concluded in fiscal year 2025. Non-COVID organic growth and adjusted operating margin expansion performance for the three-year period from 2023-2025 resulted in 0% achievement against LTIP financial goals, resulting in no vesting or payment of performance restricted stock units, or PRSUs, granted in 2023. Definitions for “Non-COVID organic growth” and “adjusted operating margin expansion” are included in “Determining Executive Pay—Pay for Results” below. PRSU goals and payments under the 2023 LTIP are described further under “Long-Term Incentive Program” below.

We believe sustained performance against the combination of revenue and profitability financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long term.

Compensation Best Practices. The committee regularly reviews our executive compensation programs to ensure they are designed to reflect market-based best practices, effectively support the achievement of our financial and strategic goals, and do not promote inappropriate risk-taking. Our compensation practices include the following:

✔ What We Do	x What We Don’t Do

Clawback policy on incentive plans and certain stock option gains	No hedging or pledging of company stock

Meaningful stock ownership guidelines for our executives and directors	No excise tax gross-ups (new employment agreements entered into after July 2010)

Regular review of executive compensation and benefit program	No option repricing without stockholder approval

Independent Compensation and Benefits committee. Regular meetings in executive session without management	No unnecessary risk-taking in our compensation programs

Retain independent third-party compensation consultant	No single trigger equity vesting upon change in control (new employment agreements entered into after February 2010)

Annual shareholder advisory vote on executive compensation program

Significant portion of executive compensation tied to company performance

Annual compensation risk assessment process

Evaluation of executive compensation occurs annually against a competitive company peer group

Shareholder Engagement. Our board adopted the recommendation of our shareholders to hold annual shareholder advisory votes on our executive compensation program, consistent with the outcome of the shareholder votes on the frequency of such votes at the 2011, 2017 and 2023 annual meetings of shareholders. At our 2025 annual meeting of shareholders, we held our annual shareholder advisory vote on the compensation of our named executive officers, or “say-on-pay” vote,

28	Revvity • 2026 Proxy Statement

as required by Section 14A of the Exchange Act. At the meeting, 91.7% of the shareholder votes cast were in favor of our say-on-pay proposal.

In advance of the say-on-pay vote, our management extended invitations to discuss our 2025 proxy statement, including the compensation discussion and analysis and our executive compensation program, to each of our twenty-five largest investors at that time (ranked by percentage owned of shares outstanding) to solicit their feedback and answer their questions. We have proactively extended this invitation to our largest investors on an annual basis for more than fifteen years, and plan to continue to do so in the future. Additionally, we also extend invitations to this same group of investors later in the year to provide feedback in connection with the release of our 2025 Impact Report.

Neither management nor the committee received feedback at the time from our investors suggesting specific changes to our executive compensation program during fiscal 2025. The committee also observed that 91.7% of the shareholder votes cast on the say-on-pay proposal at our 2025 annual meeting of shareholders were in support of our executive compensation program, consistent with a history of investor support for our executive compensation program.

Subsequent to the annual meeting, we continued to engage in a variety of investor outreach events including the Bank of America Securities Health Care Conference in May 2025; the 46th Annual Goldman Sachs Global Healthcare Conference in June 2025; the 2025 Wells Fargo Healthcare Conference and the 2025 Baird Global Healthcare Conference in September 2025; the UBS Global Healthcare Conference 2025 and the Jefferies 2025 London Healthcare Conference in November 2025; Citi’s 2025 Global Healthcare Conference in December 2025; and the J.P. Morgan Healthcare Conference in January 2026. We also held several separate calls with investors over the course of the year. During these individual conversations, investors reiterated their continued support for our executive compensation programs and the alignment of our executive compensation performance metrics with the drivers of our long-term growth and success.

The committee will continue to carefully consider feedback from shareholders and we will continue to proactively solicit feedback from investors. The committee also annually engages its independent compensation consultant to present an overview of executive compensation trends that may be important to investors. The committee’s consideration of feedback from shareholders, along with market information and analysis provided by the independent compensation consultant, have influenced a number of changes to our executive compensation program over the past several years. The committee will also continue to design our executive compensation program guided by our executive compensation philosophy and core principles as described below.

Executive Compensation Philosophy and Core Principles: Overview

We apply the following compensation philosophy in structuring the compensation of our executive officers, including the named executive officers. We believe that pay should be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of our shareholders. To implement this philosophy, the committee, working with management and the committee’s compensation consultant, has established core principles to guide the design and operation of our compensation program. We aim to:

•	provide market-competitive compensation to attract and retain executive talent with the capability to lead within a global company;

•	emphasize variable pay to align executive compensation with the achievement of results that drive Revvity’s business strategy;

•	use equity-based incentive plans to tie a significant portion of compensation to Revvity’s long-term results and align the executive’s financial interests with those of our shareholders;

•	deliver compensation in the aggregate that is commensurate with Revvity’s results;

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•	design executive compensation programs that are affordable for our Company, including with respect to impact on earnings;

•	design executive incentive plans that do not promote inappropriate or excessive risk-taking;

•	promote executive ownership of Revvity stock to further align executives’ financial interests with shareholders’ interests and to facilitate an ownership culture among executives;

•	be flexible to respond to changing needs of the business;

•	consider shareholder feedback; and

•	be transparent, so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Oversight of the Executive Compensation Program

The compensation and benefits committee directs the design and oversees the operation of our executive compensation program. A description of the committee’s structure, roles and responsibilities can be found above under the heading “Board of Directors Meetings and Committees.”

Role of the compensation and benefits committee. The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the committee with assistance from our Chief Executive Officer and other members of management. Agenda topics are also proposed by committee members. At the invitation of the Chair of the committee, compensation and benefits committee meetings held in fiscal year 2025 were regularly attended by our Non-Executive Chair, Chief Executive Officer, our Senior Vice President, Administration, General Counsel and Secretary, our Senior Vice President, Chief People and Culture Officer, our Vice President, Total Rewards, as well as the committee’s compensation consultant. For part of each meeting, the committee meets in executive session without the Chief Executive Officer and other members of management present. The committee’s compensation consultant attends executive sessions as requested by the committee. The committee’s Chair regularly reports the committee’s recommendations and decisions on executive compensation to our board. The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities.

Role of the independent compensation consultant. The independent compensation consultant provides data and analyses that serve as the basis for setting executive officer and director compensation levels and advises the committee on compensation decisions. The compensation consultant also advises the committee on the structure of executive officer and director compensation programs, including the design of incentive plans, the forms and mix of compensation, regulatory requirements and other topics relevant to executive and board compensation. During fiscal year 2025, the committee retained Pearl Meyer as its compensation consultant. The committee reviews the independence of its compensation consultant annually and found no conflict of interest with Pearl Meyer during its 2025 independence review. The committee’s compensation consultant does not provide services to our management. The committee has adopted protocols governing if and when its compensation consultant’s advice and recommendations to the committee can be shared with management, recognizing that, in advising the committee, it is necessary for the compensation consultant to interact with management to gather information. The committee also determines the appropriate forum for receiving recommendations from its compensation consultant. Where appropriate, the committee invites management to provide context for the recommendations. In other cases, the committee receives the compensation consultant’s recommendations in executive session where management is not present. The committee also engages directly with its compensation consultant between meetings, as deemed necessary by the committee. This approach further protects the committee’s ability to receive objective advice from the compensation consultant and establishes a forum for independent decisions about executive pay.

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Role of our Chief Executive Officer. The Chief Executive Officer regularly attends a portion of each committee meeting. He provides the committee with his assessment of the performance of the other named executive officers and his perspective on the factors described above used to develop his recommendations for compensation. The committee discusses each named executive officer and the Chief Executive Officer’s recommendations in detail, including how the recommendations compare against the external market data, and how the compensation levels of the executives compare to each other and to the Chief Executive Officer’s. The committee approves or modifies the Chief Executive Officer’s recommendations. The Chief Executive Officer does not make recommendations to the committee, or participate in committee decision-making, regarding his own compensation.

Our Chief Executive Officer and other executive officers may be authorized by the committee to fulfill certain administrative duties regarding compensation and benefit programs.

At the end of the fiscal year, our Chief Executive Officer’s annual performance is evaluated by our full board against both his financial and non-financial goals, which are approved by the committee early in the fiscal year. In addition, he provides an assessment of his performance relative to the goals. The committee discusses the Chief Executive Officer’s assessment as well as the committee members’ and all other board members’ assessments of his performance in executive session. The Chief Executive Officer is not present during the executive session discussion of his performance. Working with its compensation consultant, the committee determines and approves the Chief Executive Officer’s base salary, short-term incentive plan target and payment under the Global ICP (consistent with the terms of the plan described below), and long-term incentive program targets and awards (consistent with the terms of the plan described below).

Determining Executive Pay

Market Positioning. The committee’s policy is to manage total target compensation (and each element) to the median of the competitive market over time. Through the range of opportunities provided in our short- and long-term incentive programs (each discussed more fully below), actual payments may exceed the median when our performance exceeds Revvity’s targeted objectives and may fall below the median when performance is below target. An individual named executive officer’s total compensation (or an element) in any given year may be set above or below median, depending on experience, tenure, performance and internal equity.

External Market Practices. The committee annually reviews market compensation levels to determine whether total compensation for our executives remains in the targeted pay range and adjusts when appropriate. This assessment includes evaluation of base salary, and short- and long-term incentive opportunities against a peer group of industry companies with whom we compete for executive talent and in other business matters, supplemented with industry-specific aggregated survey data for companies of comparable size to Revvity, as measured by annual revenues. In general, the committee gives primary consideration to the peer group information because the peer companies resemble us more closely than the survey participants in terms of size and industry. The committee assesses the data by reviewing compensation arrangements for positions with comparable complexity and scope of responsibility to the positions at Revvity. In addition, the committee assesses rewards such as health benefits, retirement programs and perquisites relative to the market. The committee considers external market data as a general indication of competitive market pay levels and does not maintain a policy that executive officer pay must conform to a specific level relative to the market data.

Working with its compensation consultant, the committee reviews the peer group periodically to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The committee’s goal is to assemble a group of companies that represents our competitors for executive talent.

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The peer companies used by the committee for pay comparisons and for evaluating relative performance leading to approval of 2025 executive compensation are shown below and were the same as the peer companies used by the committee in its evaluation of 2024 executive compensation.

At the time the peer group was approved in 2024, (i) the median revenue of the peer group was $3,593 million, with Revvity’s revenue for the prior fiscal year at the 25th percentile of the peer group median revenue and (ii) the median market capitalization of the peer group was $15,327 million, with Revvity’s market capitalization at the 45th percentile of the peer group median market capitalization.

2025 Peer Group

• Agilent Technologies, Inc.	• Bruker Corporation	• Hologic, Inc.	• The Cooper Companies, Inc.

• Avantor, Inc.	• Catalent, Inc.	• Illumina, Inc.	• Thermo Fisher Scientific Inc.

• Bio-Rad Laboratories, Inc.	• Danaher Corporation	• QIAGEN N.V.	• Waters Corporation

• Bio-Techne Corporation	• Exact Sciences Corporation	• QuidelOrtho Corporation

Other Factors Influencing Compensation. When making compensation decisions, the committee takes many other factors into account, including the individual’s performance against individual goals (particularly over the past year), the individual’s expected future contributions to Revvity’s success, the financial and operational results of Revvity, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the committee looks at the progression of salary increases over time and also looks at the unvested and vested value of outstanding equity awards. The committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Pay Mix. In accordance with our pay-for-performance compensation philosophy and because the named executive officers are in a position to directly influence the overall performance of the Company, they have a significant portion of their target compensation at risk through short- and long-term incentive programs. Not including the cost of benefits, in 2025, our Chief Executive Officer had 91% of his target compensation at risk, and on average, our other named executive officers had 83% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements). Additionally, to align executive officer compensation with long-term corporate success, a significant percentage of the named executive officers’ target compensation opportunity is delivered in the form of long-term incentive compensation through our LTIP. In 2025, 79% of our Chief Executive Officer’s total target compensation opportunity and 70% of the other named executive officers’ total target compensation opportunity on average were delivered through long-term incentive compensation based on the fair market value on the date of grant. Half (50%) of the long-term incentive compensation granted to our named executive officers in fiscal 2025 will vest based solely upon the achievement of financial performance metrics. The foregoing statistics do not take into account the special retention awards granted to Mr. Krakowiak and Ms. Victor in 2025. For more information about the special retention awards, please refer to “Retention Awards” below. To align the interests of executive officers with shareholders and to support an ownership culture, 100% of the named executive officers’, including the Chief Executive Officer’s, 2025 target long-term incentive compensation opportunity was provided using equity-based vehicles (PRSUs, RSUs and stock options).

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2025 Target Total Compensation

Pay at Risk1

The committee has determined that our Chief Executive Officer should have a higher percentage of his total target compensation delivered in the form of performance-based incentives than the other named executive officers, due to his impact on, and higher accountability for, Company performance. Market and peer company information presented to the committee as part of the annual executive compensation program review supports that this is a competitive practice.

We expect to continue to deliver the majority of our target executive compensation through performance-based incentive programs, although the committee reserves the right to vary the pay mix by individual. The pay mix may also change annually, based on the committee’s evaluation of competitive external market practices and its determination of how to best align our executive incentive compensation programs with achievement of our business goals.

Pay for Results. We have a strong culture of paying for results. This is evidenced by the significant percentage of our executive compensation package tied to short- or long-term performance. In evaluating results against performance metrics and associated achievement, the committee looked primarily at overall corporate financial metrics as an indicator of business performance.

For 2025, the primary metrics for our Global ICP were organic revenue growth, adjusted EPS and free cash flow conversion. The metrics of our 2025 LTIP program are organic revenue growth, free cash flow conversion, and adjusted operating margin expansion. The metrics for our 2024 LTIP program are organic revenue growth and adjusted operating margin expansion. The metrics for our 2023 LTIP program were non-COVID organic revenue growth and adjusted operating margin expansion. Our 2025, 2024 and 2023 LTIP programs also include a relative TSR modifier as a performance metric. The committee selected these metrics to capture the most important aspects of financial performance in the form of revenue growth, profitability and shareholder return.

We use the term organic revenue growth to refer to the measure of comparing organic revenue for the year in question with organic revenue for the prior year. We use the term organic revenue to refer to GAAP revenue, excluding the effect of foreign currency changes and revenue from recent acquisitions and divestitures and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules.

We define adjusted EPS as GAAP earnings per share from continuing operations, excluding amortization of intangible assets, debt extinguishment costs, purchase accounting adjustments, acquisition and divestiture-related expenses, transformation costs, significant litigation matters and settlements, significant environmental charges, changes in the value of investments, disposition of businesses and assets, net, changes in foreign exchange and interest associated with acquisitions and divestitures, asset impairments, and restructuring and other charges. We also exclude adjustments for

[1]	Pay at risk for other named executive officers does not reflect the special retention awards granted to Mr. Krakowiak and Ms. Victor in 2025.

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mark-to-market accounting on post-retirement benefits, therefore only our projected costs are used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.

Free cash flow conversion measures our ability to convert net income into free cash flow by looking at operating cash flow less capital expenditures. We use the term free cash flow to refer to net cash provided by (used in) operating activities of continuing operations, less payments for additions to property, plant and equipment from continuing operations (“capital expenditures”) plus the proceeds from sales of plant, property and equipment from continuing operations (“capital disposals”).

We define adjusted operating margin expansion as the change year over year in the operating margin as a percentage of revenue.

We define Non-COVID organic revenue as revenue adjusted for the impact of items related to foreign exchange, acquisitions, divestitures and certain other items, and excluding revenue from COVID-related products and services, and the related term Non-COVID organic revenue growth to refer to the measure of comparing organic revenue for the year in question excluding revenue from COVID-related products and services with organic revenue for the prior year excluding revenue from COVID-related products and services. We define COVID revenue as revenue from the sales of COVID-related products and services, and we distinguish it from organic revenue to maintain focus on the growth of our core businesses.

Organic revenue growth was selected for the 2025 Global ICP and 2025 LTIP, because this metric reflects financial performance, which is a strong indicator of our long-term ability to drive shareholder value. Adjusted EPS was selected for the 2025 Global ICP, free cash flow conversion was selected for the 2025 Global ICP and 2025 LTIP, and adjusted operating margin expansion was selected for the 2025 LTIP because these metrics measure profitability, which provides us with the means to invest in both product and service innovation as well as business development opportunities that fuel revenue growth. We believe that the combination of strong top-and bottom-line financial performance creates shareholder value growth that is sustainable over the long term. Relative TSR was included as a modifier in our 2025, 2024 and 2023 LTIP programs in order to reward the creation of shareholder value as measured by stock price performance relative to an industry index. In establishing performance objectives, the committee also reviews the performance of our industry peer group, referring to companies which are the best comparators for each of our businesses, and setting performance goals within the context of our strategic business plan. More information about the performance metrics and the goals for our short- and long-term incentive programs is provided below.

Components of the Executive Officer Compensation Program

Our executive compensation program is a robust, highly performance-driven program intended to generate both long-term sustainable shareholder value and near-term focus on financial performance, operational excellence, quality and innovation. We accomplish this through two primary incentive vehicles in addition to base pay. First, to address short-term performance, we have our Global ICP annual cash incentive plan, which we also refer to as our short-term incentive program. The Global ICP operates on an annual performance period comprising the full fiscal year. Global ICP payments are made based on achievement against pre-defined financial targets for fiscal year 2025, as set forth above.

Second, our executive officers participate in our LTIP program. The LTIP is structured with overlapping three-year performance cycles. In 2025, the LTIP program includes PRSUs and, through our equity choice program, the choice to receive the remainder of the grant either entirely in stock options or through a combination of stock options and RSUs. The three-year performance goals in our LTIP are aligned with our strategic planning process and are designed to focus our executives on making and executing decisions that drive growth and create lasting shareholder value.

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For 2025, our executive officer compensation program consisted of base salary, our short-term incentive program, our long-term incentive program or LTIP (comprising PRSUs, and either stock options or a combination of stock options and RSUs), special retention awards, and benefits and other perquisites. The table below describes how these elements of compensation link to our compensation philosophy core principles:

Core Principles	Base Salary	Short-Term Incentive Program (Global ICP Bonus)	Long-Term Incentive Program (LTIP)	Special Retention Awards	Other Benefits and Perquisites

Attract and retain executive talent	X	X	X	X	X

Variable pay aligns compensation with the achievement of results		X	X

Equity-based incentive plans tie compensation to long-term results			X	X

Deliver compensation commensurate with Revvity’s results		X	X	X

Affordability	X	X	X	X	X

Aligned with market	X	X	X	X	X

Executive incentive plans that do not promote inappropriate or excessive risk-taking		X	X	X

Promote executive ownership of Revvity stock			X	X

Programs that respond to changing needs of the business		X	X	X

Transparency	X	X	X	X	X

In 2025, the committee reviewed all compensation, benefits and perquisites provided to the named executive officers. The specific rationale, design, reward process, and related information for each element are outlined below.

Base Salary

Base salaries for executive officers are determined based on the committee’s evaluation of the scope and impact of each executive’s position, as well as the skills, knowledge and experience they bring to their roles, relative to the competitive peer group referenced above. Generally, the committee refers to the median of the relevant competitive market for the position as part of the base salary evaluation, but any individual named executive officer may have a base salary above or below the median of the market. The committee evaluates external market data for each position and internal pay equity, as well.

Working with Pearl Meyer, the committee reviewed the total target compensation package for each officer in order to determine and approve the target compensation package for each officer for

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2025. The Pearl Meyer analysis presented to the committee in late 2024 that the committee used to evaluate total target compensation for 2025 reported that base salaries for our named executive officers in 2024 were in the low end of a competitive range in aggregate. The base salaries paid to each of our named executive officers in 2024 were positioned, on average, at the 25th percentile for their respective job matches at the peer companies as previously identified in the “Determining Executive Pay — External Market Practices” section above. Compensation for each executive officer was also reviewed in light of internal equity, the scope and impact of the position to our Company, and the performance of each individual in their respective roles.

Based on the factors described above, including performance and the analysis of market information presented by Pearl Meyer, the committee approved base salary increases for our named executive officers and the effective dates for such increases are as follows.

Named Executive Officer	Effective Date	2025 Salary Rate	Year-over-Year Increase
Prahlad R. Singh	3/31/2025	$1,140,000	+3.6%
Maxwell Krakowiak	3/31/2025	$560,000	+6.7%
Joel S. Goldberg	3/31/2025	$570,000	+3.6%
Miriame Victor	3/31/2025	$510,000	+5.2%
Tajinder S. Vohra	3/31/2025	$495,000	+4.2%

The salaries paid to our named executive officers in 2025 are shown in the Summary Compensation Table that follows this report.

Short-Term Incentive Program

The Global ICP is our short-term incentive program and is a core component of our pay-for-performance executive compensation program. The program components include the award opportunity (expressed as a percentage of base salary), the performance measures (such as adjusted EPS) and their weightings, and the strategic performance objectives (such as execution of a specific strategic initiative).

Award opportunities

The committee establishes the target award opportunity for each named executive officer based on competitive market analysis (target Global ICP opportunities are generally positioned within a reasonable range of the median of the competitive market), the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Positioning target Global ICP opportunities generally at the market median underscores the committee’s compensation strategy that compensation levels should approximate market median levels when performance meets target expectations, and that pay should exceed median levels only when performance exceeds Revvity’s targeted objectives. The 2025 target Global ICP award opportunity for each named executive officer was as follows:

Named Executive Officer	Annual Global ICP Target Award Opportunity Expressed as % of Base Salary
Prahlad R. Singh	135%
Maxwell Krakowiak	75%
Joel S. Goldberg	75%
Miriame Victor	70%
Tajinder S. Vohra	70%

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Performance measures and weightings

The Global ICP performance period for our named executive officers comprises the full fiscal year. Awards are based on attainment of annual corporate financial performance. At the committee meeting held in January 2025, the committee established the Global ICP financial performance goals for fiscal 2025. The performance goals were based on the fiscal 2025 operating plan, budget and strategic plan reviewed by our board.

The performance metrics and weightings for the fiscal 2025 Global ICP were as follows:

Global ICP Metric	Weighting
Organic Revenue Growth	40%
Adjusted Earnings Per Share (EPS)	40%
Free Cash Flow Conversion	20%

The committee assigned a weighting of 40% to organic revenue growth in reflection of our focus on growing our core businesses. The inclusion of adjusted EPS was designed to focus our leadership team on both growing revenue and operating a profitable business, which are both critical to creating shareholder value. Free cash flow conversion was included as a measure as strong cash generation is a leading indicator of efficient operating performance.

All of our named executive officers were assigned the same set of performance metrics reflecting their shared accountability for corporate results.

Performance against goals may be adjusted for certain events including acquisitions, divestitures, currency exchange, and other non-recurring events during the performance period as approved by the committee. The definition of allowable adjustments is approved by the committee at the time the goals are set.

In an effort to ensure the integrity of these goals and minimize the risk of unanticipated outcomes, each financial metric has a target goal with a performance range built around it, with a commensurate increase or decrease in the associated award opportunity. The range of performance goals and associated award opportunities under the program is expressed in the form of a “minimum,” “target” and “maximum”. If results fall below the minimum goal, the short-term incentive amount associated with that goal is not paid. If results exceed pre-established maximum goals, the cash award payout associated with financial performance is capped at the maximum award opportunity. The committee believes that a maximum cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable. For 2025, achievement of the “minimum” level of performance for each financial metric would result in achievement of 50% of the target award associated with that financial metric, and achievement of the “maximum” level of performance for each financial metric would result in achievement of 200% of the target award associated with that financial metric. Actual awards may exceed 200% based on the committee’s evaluation of individual performance.

Strategic performance objectives

The Global ICP also incorporates an individual performance modifier that is applied based on the achievement of individual strategic performance objectives as listed in the table below. At the January 2025 committee meeting, the committee established these strategic performance objectives for each named executive officer for fiscal 2025. The objectives vary for each named executive officer, reflecting their specific responsibilities and role within Revvity. They may include financial or strategic measures aligned with the fiscal 2025 operating plan, budget and strategic plan reviewed by our board. The individual performance modifier allows the committee to recognize individual performance contributions that impact overall company results. The committee retains the discretion

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to adjust an individual’s calculated bonus, either upward or downward, based on performance during the period, while ensuring that objectives remain specific and measurable.

Named Executive Officer	2025 Strategic Performance Objectives
Prahlad R. Singh

Year-over-year improvement with respect to organic revenue growth, adjusted operating margin expansion, adjusted earnings per share and free cash flow conversion; and qualitative goals related to organizational streamlining and integration; new product introduction (NPI) pipeline; execution of digital and commercial roadmap; managing changing government and administrative landscape; capital deployment initiatives; ESG goals; and key talent development and retention initiatives.

Maxwell Krakowiak

Year-over-year improvement with respect to organic revenue growth, adjusted operating margin expansion, adjusted earnings per share and free cash flow conversion; and qualitative goals related to organizational streamlining and integration; organic investment enhancements; digital roadmap execution and ERP integrations; AI/Automation implementation; tax planning initiatives; capital deployment and risk mitigation initiatives; ESG goals; and investor, analyst and banking relationships.

Joel S. Goldberg

Qualitative goals related to the completion of the divestiture of our Applied, Food and Enterprise Services business, TSA exit and the transfer of the former brand name; business development; key regulatory, compliance and government affairs initiatives; organizational restructuring and integration activities; digital/AI initiatives; Revvity charitable match and scholarship programs; and key leadership development, training programs and talent retention.

Miriame Victor

Year-over-year improvement with respect to organic revenue growth, adjusted operating margin expansion, adjusted earnings per share and free cash flow conversion; and qualitative goals related to market strategy; key strategic partnership development; NPI pipeline; integration, organizational alignment and infrastructure development; digital/AI initiatives; marketing and customer experience; and key talent training, development and retention initiatives.

Tajinder S. Vohra

Year-over-year improvement with respect to organic revenue growth, adjusted operating margin expansion, adjusted earnings per share, free cash flow conversion and inventory objectives; and qualitative goals related to manufacturing and footprint actions; ecommerce/digitization initiatives; tariff, cost synergy and supply chain initiatives; succession planning and key talent retention and development initiatives.

Through a mix of financial metrics and individual goals, our short-term cash incentive awards reflect both the overall performance of Revvity and the individual’s contributions compared to his or her specific performance goals for the year calculated as follows:

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2025 Short-term incentive payments

Performance against Global ICP goals. The 2025 Global ICP target goals, actual results and associated Global ICP achievement levels are shown below. Results were adjusted by allowable items as approved by the committee, including currency fluctuation from the time the goals were established and divestitures. Organic revenue growth results were between the minimum and target goals. Adjusted EPS results were between the target and maximum goals. Free cash flow conversion results were between the target and maximum goals. These outcomes resulted in overall achievement against the Global ICP goals of 124%.

2025 Global ICP Goals and Achievement

		Goals (Achievement %)

Metric	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)	Result	Achievement %
Organic Revenue Growth	40%	1.0%	4.0%	6.0%	3.0%	80%
Adjusted EPS	40%	$4.85	$5.00	$5.30	$5.21	170%
Free Cash Flow Conversion	20%	70%	80 - 85%	100%	87%	120%
				Overall Achievement:		124%

The range of performance goals for each financial metric is set primarily based on our annual operating plan and our business expectations for the year. External performance expectations are also considered. The goals for “minimum” level payments are set to reasonable performance levels and result in only partial bonus payment. “Target” awards reflect our business plan goals for the period and are considered to be challenging yet attainable. “Maximum” awards are paid based on aggressive goals which can be attained only when business results are exceptional. For 2025, organic revenue growth and adjusted EPS targets were set above prior year targets and actual outcomes.

During 2025, we advanced our purpose to expand the boundaries of human potential through science and made meaningful strides to more fully integrate our recent acquisitions and capitalize on synergy opportunities, and we rightsized our operations for the company we have become, all while bringing significant new innovations to the market. Collectively and individually, our leadership team delivered differentiated performance despite market headwinds, demonstrating the strength of our product portfolio, continued innovation, and investments in our people. Our overall revenue in fiscal year 2025 increased by $101.1 million, or approximately 4%, as compared to fiscal year 2024, reflecting an increase of $68.5 million, or 5%, in our Diagnostics segment revenue and an increase of $32.5 million, or 2%, in our Life Sciences segment revenue. The increase in Diagnostics segment revenue was primarily driven by increased demand in our immunodiagnostics and reproductive health businesses. The increase in Life Sciences segment revenue was led by growth in our Signals Software business. Overall, we believe that our range of product offerings, leading market positions, global scale, financial strength, and strong culture, provide us with a foundation for continued long-term growth, margin expansion and robust cash flow generation.

At the January 2026 meeting, the committee reviewed each named executive officer’s performance relative to their individual strategic performance objectives for 2025 and approved the individual performance modifiers outlined below to recognize their accomplishments. The strategic goals were designed to create individual accountability for the achievement of strategic and operational business results during fiscal 2025. The committee believes that its ability to recognize individual performance in connection with awarding annual executive short-term cash incentives allows for considered compensation decisions that are consistent with our strategy and balances rewards for both current year performance and sustained long-term value creation. The committee’s ability to recognize individual performance provides flexibility to address changes in economic conditions and our operating environment that occur during the performance period and helps

Revvity • 2026 Proxy Statement	39

mitigate the risks associated with a strictly formulaic compensation program, which could unintentionally create incentives for our executives to focus only on certain performance metrics. Performance against individual strategic performance objectives was applied in the committee’s determination of each named executive officer’s individual performance affecting their 2025 Global ICP bonus payment after taking into account each named executive officer’s execution against the individual strategic performance objectives, the size of the company payout percentage for the year, and the amount of annual cash incentive compensation that peer companies typically pay to executives serving in comparable roles. The average individual performance modifier of the named executive officers (other than Dr. Singh) was 118%.

Dr. Singh’s individual performance modifier for the Global ICP award was set at 125%, reflecting the company’s strong financial and operational performance and several strategic achievements. These included major NPI launches including T1D and Xynthetica; digital roadmap operationalization; successful rooftop and site consolidations; organizational optimization; the successful completion of the divestiture of our Applied, Food, and Enterprise Services business and the transfer of the former brand name; government affairs efforts; capital deployment initiatives; progress against ESG goals including obtaining an AAA ESG rating from MSCI, their highest possible score; and key efforts in talent development and retention.

Based on its evaluation of achievement against the Global ICP financial and individual strategic goals, the committee approved 2025 Global ICP bonus payments to our named executive officers as follows:

Named Executive Officer	2025 GICP Target Award	Corporate Performance	Calculated Award	Individual Performance	2025 GICP Approved Award	2025 Payout (% of Target)

Prahlad R. Singh	$1,539,000	124%	$1,908,360	125%	$2,385,450	155%

Maxwell Krakowiak	$420,000	124%	$520,800	115%	$598,920	143%

Joel S. Goldberg	$427,500	124%	$530,100	120%	$636,120	149%

Miriame Victor	$357,000	124%	$442,680	115%	$509,082	143%

Tajinder S. Vohra	$346,500	124%	$429,660	120%	$515,592	149%

The short-term incentive payments to our named executive officers for 2025 are shown in the Summary Compensation Table that follows this report.

Long-Term Incentive Program (LTIP)

The committee uses long-term incentive awards to focus our executive officers on long-term performance and to align the executive officers’ financial interests with those of our shareholders. The committee grants LTIP awards to our executive officers annually, with each LTIP cycle spanning a three-year period. As a result, we have three active LTIP cycles during each fiscal year.

LTIP targets: In October 2024, the committee reviewed peer and survey data presented by Pearl Meyer together with the level of LTIP opportunities for the named executive officers for 2024 to set target award opportunities for our named executive officers in 2025. The 2024 LTIP target opportunity for Dr. Singh was 750% of base salary and the 2024 LTIP opportunities for the non-CEO named executive officers ranged from 275% to 400% of base salary, which ranged between the 30th to the 60th percentile of LTIP target opportunities for comparable positions in the peer group. For 2025, the committee approved an LTIP target opportunity of 900% of base salary for Dr. Singh to bring him closer to the 50th percentile for other Chief Executive Officer positions in the peer group, and the committee approved the 2025 LTIP target opportunities for the non-CEO named executive officers with adjustments as needed to bring them closer to the 50th percentile of the peer group and/or to meet key retention objectives. In all cases, 2025 target opportunity values were set at levels the committee believed would compensate the executives for future achievement of our long-term

40	Revvity • 2026 Proxy Statement

financial goals and stock price appreciation in a manner commensurate with the executives’ duties and contributions.

Based on its review of the Pearl Meyer analysis, internal equity, and the scope and impact of their roles, the committee approved 2025 LTIP target opportunities as a multiple of base salary for our named executive officers as follows:

Named Executive Officer	2025 LTIP Target
Prahlad R. Singh	900%
Maxwell Krakowiak	500%
Joel S. Goldberg	425%
Miriame Victor	400%
Tajinder S. Vohra	325%

LTIP Grant Components: The chart below summarizes the structure of our 2023, 2024 and 2025 LTIP grants, which were outstanding during fiscal year 2025. In October 2023, the committee approved our equity choice program for the officers of the Company participating in the LTIP, beginning with the 2024 LTIP, which enables the officers to choose to receive additional stock options in lieu of time-based RSUs.

Plan Year(s)	Plan Component	Allocation	Vesting	Description

2023	PRSUs	50%	Performance-based	Vest at the end of the three-year LTIP cycle based on financial goal achievement
	Stock Options	25%	Time-based	Vest 1/3rd annually on anniversary of grant date
	Restricted Stock	25%	Time-based	Vest 100% on the third anniversary of grant date

	PRSUs	50%	Performance-based	Vest at the end of the three-year LTIP cycle based on financial goal achievement

2024 and 2025	and the equity choice program allows for:
	Stock Options	25%	Time-based	Vest 1/3rd annually on anniversary of grant date
	Restricted Stock Units	25%	Time-based	Vest 1/3rd annually on anniversary of grant date
	or
	Stock Options	50%	Time-based	Vest 1/3rd annually on anniversary of grant date

All of the named executive officers participating in the LTIP in 2025 elected under our equity choice program to receive approximately 25% of the long-term incentive opportunity in the form of RSUs and approximately 25% in the form of non-qualified stock options. Approximately half of the award for all named executive officers was provided in PRSUs.

In structuring the LTIP program, the committee believes it is important to retain stock options and RSUs with time-based vesting as a significant element of the program to continue to capture the motivational benefits of rewarding executives for appreciation in our stock price over the course of multiple years. The inclusion of the choice between stock options and RSUs with our equity choice program provides an additional opportunity to further this objective with a cost-neutral way to maximize the perceived value of LTIP to our executives through personalized customization. To

Revvity • 2026 Proxy Statement	41

streamline the administration of our equity choice program, RSUs replaced Restricted Shares beginning with the 2024 LTIP. The PRSU portion of LTIP further aligns the long-term incentive program with important drivers of long-term shareholder value, as vesting is based on achievement of key financial performance goals during the three-year period. This approach to long-term incentive compensation builds upon the committee’s pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term shareholder value creation.

LTIP Performance Metrics: The committee has approved revenue and profitability performance metrics for the PRSU component of our LTIP that reflect our continued focus on long-term profitable growth. We believe sustained performance against revenue and profitability goals will create value for our shareholders over the long term. The revenue and profitability metrics approved for each LTIP are described in more detail, below. At the end of the three-year performance period, the Company must achieve aggressive financial goals previously approved by the committee in order for PRSUs to vest. The committee assigns minimum, target and maximum goals for each performance factor. If the minimum goal is not met, no PRSU share delivery will be made for that performance factor. Performance goals for the PRSU component of our LTIP are set based on our extended business projections and long-term strategic plans. Evaluation of achievement against goals, and any resulting PRSUs granted, is conducted at the end of the three-year performance period. Goal measurement may be adjusted for certain events including acquisitions, divestitures, currency fluctuations, and other non-recurring events as approved by the committee. The challenging nature of our performance goals is reflected in the fact that the PRSUs issued as a component of the 2023 LTIP program funded at 0% of target, effective as of the program’s 2025 end date. This marked the second consecutive year that PRSUs issued as a component of our LTIP program funded at 0%.

The committee included a relative TSR performance modifier in the 2023, 2024 and 2025 LTIP program design. At the time of establishing our 2023, 2024 and 2025 LTIP, the committee approved custom peer groups of 33, 31 and 31 companies, respectively, against which our TSR would be evaluated at the end of the three-year LTIP performance period. These peer groups included more companies than the peer groups used for the evaluation of our overall executive compensation program because they are used to measure performance over a three-year period, and companies will be removed from the custom peer groups if they are acquired during the applicable three-year performance period. Our 2023, 2024 and 2025 LTIP relative TSR peer groups included all of our

42	Revvity • 2026 Proxy Statement

executive compensation peer group companies at the time, plus additional companies found within the healthcare sector. Our 2025 relative TSR peer group is provided in the table below.

2025 LTIP Relative TSR Comparator Group (31 Companies)

10X Genomics, Inc.	Hologic, Inc.	QuidelOrtho Corporation

Agilent Technologies, Inc.	Illumina, Inc.	Repligen Corporation

Avantor, Inc.	IQVIA Holdings Inc.	Roper Technologies, Inc.

Becton, Dickinson and Company	Laboratory Corporation of America Holdings	Tecan Group AG

Bio-Rad Laboratories, Inc.	Medpace Holdings, Inc.	Teledyne Technologies Incorporated

Bio-Techne Corporation	Mettler-Toledo International Inc.	Teleflex Incorporated

Bruker Corporation	Myriad Genetics, Inc.	The Cooper Companies, Inc.

Charles River Laboratories International, Inc.	Natera, Inc.	Thermo Fisher Scientific, Inc.

Danaher Corporation	Neogen Corporation	Waters Corporation

Exact Sciences Corporation	QIAGEN N.V.

Haemonetics Corporation	Quest Diagnostics Incorporated

2023 LTIP Performance: In January 2023, the committee approved the 2023 LTIP. The committee approved performance targets for the PRSUs for the entire three-year performance period at the time of approval. The PRSUs were to vest based on performance against three-year average non-COVID organic growth (60% weighting) and cumulative adjusted operating margin expansion (40% weighting) goals. The committee determined that these metrics, and their associated weighting, provided an appropriate balance between long-term top-line revenue growth and profitability. We do not disclose goals and targets for the LTIP program in the year of grant given that we do not provide long-term forecasts. As such, we disclose the LTIP goals and targets at the end of the applicable performance period.

Performance against the financial goals set for the PRSUs granted under the 2023 LTIP was evaluated at the end of fiscal year 2025. Three-year average non-COVID organic growth of 2% was below the minimum goal of 8% and resulted in performance achievement of 0%. Cumulative adjusted operating margin expansion of negative 130 basis points was below the minimum goal of 100 basis points resulting in performance achievement of 0%. The achievement percentages were weighted in accordance with the original metric weightings approved by the committee and resulted in achievement of 0% against the financial goals. Relative TSR achievement against the peer group was at the 28th percentile, resulting in no upward or downward modification of the calculated financial results.

Revvity • 2026 Proxy Statement	43

The committee determined that 0% vesting of PRSUs was aligned with financial performance during the three-year 2023 LTIP performance period and did not approve any vesting of the 2023 LTIP PRSUs. Accordingly, no PRSUs were converted to shares and transferred to the named executive officers in early 2026.

2023 LTIP: PRSU Goals and Achievement

		Goals (Achievement %)

Metric	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)	Result	Achievement %
Non-COVID Organic Growth	60%	+8%	+10%	+12%	+2%	0%
Adjusted Operating Margin Expansion	40%	+100bps	+200bps	+300bps	-130bps	0%
Relative TSR (modifier)				28th percentile		100%
				Overall Achievement:		0%

The achievement described above resulted in vesting of PRSUs under the 2023 LTIP as follows:

2023 LTIP: PRSU Vesting

Named Executive Officer	Number of PRSUs Granted	Achievement	Number of PRSUs Vested
Prahlad R. Singh	28,544	0%	0
Maxwell Krakowiak	6,024	0%	0
Joel S. Goldberg	7,136	0%	0
Miriame Victor	4,263	0%	0
Tajinder S. Vohra	4,402	0%	0

Our 2024-2026 LTIP Structure

All of our in-progress LTIP programs have the same plan components, weightings among stock options, RSUs and PRSUs, and vesting provisions as those shown above for our 2024 LTIP and 2025 LTIP. All in-progress LTIP programs include our equity choice program where, before the grant date, each executive officer, including our named executive officers, was given the opportunity to elect to receive either (i) the standard allocation of LTIP grant value of approximately one-quarter of the long-term incentive opportunity in the form of non-qualified stock options, approximately one-quarter in RSUs, and approximately half in PRSUs or (ii), alternatively, to receive an allocation of LTIP grant value of approximately half of the long-term incentive opportunity in the form of non-qualified stock options, no RSUs, and approximately half in PRSUs.

44	Revvity • 2026 Proxy Statement

Achievement against PRSU targets is based on performance measures established for each LTIP grant against a set of three-year financial goals. The financial measures and weightings for each in-progress LTIP grant in 2026 are as follows:

PRSU Goals (2024-2026)

LTIP Grant Year	Measures			Relative TSR (modifier)

2024	Average organic growth (60% weighting)	Cumulative adjusted operating margin expansion (40% weighting)		Achievement against a relative TSR goal will be applied as an upward or downward modifier

2025	Average organic growth (40% weighting)	Cumulative adjusted operating margin expansion (20% weighting)	Cumulative cash flow conversion (40% weighting)	Achievement against a relative TSR goal will be applied as an upward or downward modifier

2026	Average organic growth (40% weighting)	Cumulative adjusted operating margin expansion (40% weighting)	Cumulative cash flow conversion (20% weighting)	Achievement against a relative TSR goal will be applied as an upward or downward modifier

Specific goals and targets for each LTIP year will be disclosed at the end of the performance period to avoid the potential for competitive harm.

Retention Awards

During 2025, the committee approved special retention awards for Mr. Krakowiak and Ms. Victor. The awards were granted on August 15, 2025 in the form of stock options scheduled to vest in their entirety at the end of a three-year period, as compared with ratable annual vesting over three years for the annual stock option grants. The objective of these special awards is to retain our leadership in a highly competitive and challenging marketplace. The amount of these awards was set at 50% of each respective executive’s 2025 LTIP value, which is an amount determined by the committee to be of sufficient magnitude such that each executive would remain motivated and committed to the Company during the retention period.

Named Executive Officer	Retention Grant Value	Grant Date	Vest Date
Maxwell Krakowiak	$1,397,364	August 15, 2025	August 15, 2028
Miriame Victor	$1,018,077	August 15, 2025	August 15, 2028

Benefits

In addition to base salary, and short- and long-term incentive awards, our executive officers also participate in certain employee benefit programs. These benefit programs are designed to be competitive with market practices and to attract and retain the executive talent we need.

Retirement and Deferred Compensation Programs

Qualified Officer Retirement Benefit

In January 2021, the committee approved a qualified officer retirement benefit whereby equity awards subject to three-year cliff vesting, which included restricted stock and PRSUs, would accelerate

Revvity • 2026 Proxy Statement	45

on a proportional basis upon a qualified retirement from the Company. This benefit took effect with grants made under the 2021 LTIP program and applies to grants made under the 2022 and 2023 LTIP programs. In October 2023, following a review of peer and market practices, the committee approved modifications to this benefit whereby newly issued equity awards subject to three-year cliff vesting, which include the PRSUs granted as part of the 2024, 2025 and 2026 LTIP programs, would vest on a continued and proportional basis following a qualified retirement from the Company. Equity awards subject to annual three-year vesting, which include non-qualified stock options and RSUs granted as part of the 2024, 2025 and 2026 LTIP programs, would vest on a non-accelerated full basis following a qualified retirement from the Company.

Qualified 401(k) Plan and 401(k) Excess Benefit

All of our U.S. employees, including the named executive officers, are eligible to participate in our tax-qualified Section 401(k) plan which includes Company matching contributions.

During 2025, Mr. Goldberg was eligible to receive a 401(k) Excess benefit. It is designed to provide only the benefit that the executive would have accrued under our tax-qualified plan if the Internal Revenue Code limits had not applied. It does not further enhance those benefits. In December 2010, the committee amended our 401(k) Excess benefit to cease elective deferrals for plan years beginning January 1, 2011. As such, none of our other named executive officers were eligible to receive a 401(k) Excess benefit in 2025 as they joined Revvity after elective deferrals ceased. The matching contributions for our 401(k) plan and contributions made under our 401(k) Excess benefit are included in the “All Other Compensation” column of the Summary Compensation Table and, in the case of the 401(k) Excess benefit, the Non-Qualified Deferred Compensation Plan Table (which also includes each eligible named executive officer’s account balance as of the end of fiscal year 2025).

Deferred Compensation Plan

In December 2010, the committee amended our non-qualified deferred compensation plan to eliminate deferral elections from participants for plan years beginning January 1, 2011 or later. Prior to the amendment, a select group of highly compensated management employees was eligible to participate in the plan, including our named executive officers while employed by us and our directors who were serving on our board prior to the amendment. The 2008 Deferred Compensation Plan allowed participants to defer certain types of compensation and designate notional investments in a selection of mutual funds or Revvity stock. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. The plan does not provide for above-market returns. The deferred compensation plan was amended in 2022 to permit participation by certain legacy employees of BioLegend, and in 2024, the plan was further amended to reopen the plan for new elective deferrals by a select group of management, including each of our named executive officers beginning January 1, 2025. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the 2025 Non-Qualified Deferred Compensation Plan Table, below.

Officer Programs

We provide a limited number of personal benefit programs to eligible officers which we believe are competitive with overall market practices and which the committee has determined are appropriate to attract and retain key executives. The committee periodically reviews external market data to determine the types and value levels of programs we should provide. The committee also determines eligibility for officer programs.

All of our named executive officers are eligible for the Officer Matching Gift Program and the Executive Physical program described below. Mr. Goldberg is eligible for the Executive Life and AD&D Insurance program, also described below.

•

Officer Matching Gift Program: The Revvity Foundation will make matching gifts to qualified institutions of the officer’s choice up to an aggregate annual maximum of $50,000 per year for the Chief Executive Officer and $25,000 per year for other eligible officers. The program is provided in order to encourage our executives to support community and other not-for-profit organizations.

46	Revvity • 2026 Proxy Statement

•	Executive Physical: Eligible officers may receive a full annual executive physical paid by Revvity. The physical is provided to encourage proactive management of health and well-being.

•

Executive Life and AD&D Insurance: Eligible officers are covered by an executive life and accidental death and dismemberment insurance plan that pays a death benefit equal to four times the executive’s base salary. Officers eligible for executive life and AD&D coverage pay the associated tax on insurance premiums. The committee ceased eligibility for executive life and AD&D insurance to newly hired and promoted officers in fiscal 2010.

Employment Agreements and Severance/Change in Control Arrangements

All of our named executive officers have employment agreements. The committee believes these agreements benefit Revvity by clarifying the terms of employment and ensuring that we are protected by non-compete, non-solicitation, and non-disclosure provisions. We also believe these agreements are necessary for us to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes. These departures could reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The arrangements provide severance benefits to our named executive officers in the event of an involuntary termination not for “cause,” or voluntary termination following a change in control where the executive has “good reason,” as these terms are defined in the agreements. The benefits under the agreements are generally larger if the termination is associated with a change in control.

Our employment agreements with our named executive officers also provide for acceleration of vesting in certain situations, such as upon, or following, a change in control of Revvity.

For Mr. Goldberg, who was hired prior to certain changes approved by the committee that are described below, a tax gross-up is provided, if necessary, to make him whole for certain excise taxes imposed under the Internal Revenue Code. In addition, effective upon a change in control, 100% of Mr. Goldberg’s stock options, restricted shares and PRSUs would vest.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting following a change in control only if the officer’s employment is terminated within a specified period of time following the change in control. On July 30, 2010, the committee also determined that future employment agreements entered into with newly promoted or newly hired officers will not include a tax gross-up for excise taxes imposed under the Internal Revenue Code. Consistent with these decisions, the employment agreements issued to Dr. Singh, Messrs. Krakowiak and Vohra and Ms. Victor do not include a tax gross-up for excise taxes imposed under the Internal Revenue Code, and their equity will vest following a change in control only for a qualifying termination of employment within a specified period of time following the change in control.

The committee periodically reviews the benefits provided under the agreements to ensure they serve Revvity’s interests in retaining key executives, are consistent with market practice, and are reasonable. Details of each named executive officer’s agreement, and the estimated payments that each named executive officer would receive under different termination circumstances, are set forth below in “Potential Payments upon Termination or Change in Control”.

Additional Compensation Policies

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, executive stock ownership should be significant relative to each executive officer’s base salary. Executives are expected to attain these ownership levels within five years after their election or appointment. Ownership level determination includes stock acquired through the open market, through the exercise of stock options or vesting of RSUs after which the shares are held, shares granted under restricted stock grants and shares held by immediate family members, including through family trusts. Shares held in our 401(k) and our deferred compensation plans are also counted. The intrinsic value of vested, in-the-money outstanding stock options is excluded from ownership level determinations.

Revvity • 2026 Proxy Statement	47

Our stock ownership guidelines are expressed as the fair market value of the shares held as a multiple of annual base salary. The stock ownership guidelines for our executive officers (including our named executive officers) are as follows:

Officer Position	Stock Ownership Guidelines
Chief Executive Officer	5 times annual base salary
Executive and Senior Vice President	2 times annual base salary
Vice President	1 times annual base salary
As of February 17, 2026, all of our named executive officers were in compliance with the stock ownership guidelines.
Sales of Securities
Pursuant to our Securities Trading Policy, all trading in Revvity securities by our named executive officers must be conducted under pre-established
10b5-1
trading plans. These
10b5-1
plans are subject to Company approval, can be entered into or amended only during open trading windows, impose a waiting period between adoption of a plan and initiation of trades, and have a maximum duration of one year. All trading in our securities by our directors requires pre-clearance
from the office of our general counsel. Our Securities Trading Policy prohibits all employees, including our named executive officers, from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument
linked to our stock. The policy also prohibits pledging of Revvity stock by our officers.
Clawback Policies
Our executive officer Global ICP includes a recoupment provision applicable to all plan awards paid to executive officers for performance periods beginning on or after December 30, 2013. In the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under United States federal securities laws, the committee will have the right to recover all or a portion of the excess paid to the executive officer over the award payment that would have been paid to the executive officer under the accounting restatement. The recoupment provision applies to awards paid to current and former executive officers within the three-year period preceding the date on which we file an accounting restatement with the Securities and Exchange Commission. The committee, in its sole discretion, will make the determination whether to recover all or a portion of any excess award payment. Effective October 2, 2023, the committee approved a clawback policy and adopted revisions to the Global ICP plan recoupment provision in accordance with rules promulgated by the U.S. Securities and Exchange Commission and the New York Stock Exchange.
Officers, including our named executive officers, who are granted stock options under the LTIP, sign a Prohibited Activity Agreement. This agreement requires the officer to repay gains on stock options exercised within the last year of employment if the officer solicits, recruits or induces an employee or consultant of Revvity to end their employment with us, or engages directly or indirectly with a competing business (as defined in the agreement) within two years after the officer’s termination date.
Equity Award Granting Practices
The following practices apply to all of our equity awards, including grants made under our LTIP. Our 2009 Incentive Plan was approved by shareholders at our 2009 annual meeting of shareholders and reapproved by shareholders at our 2014 annual meeting of shareholders. Our 2019 Incentive Plan was approved by shareholders at our 2019 annual meeting of shareholders. Our 2009 Incentive Plan was the sole plan under which we granted equity awards from the date of its approval by shareholders until the approval of our 2019 Incentive Plan. The 2019 Incentive Plan has
been
the sole plan under which we grant equity awards since the date of its approval by shareholders.

48	Revvity • 2026 Proxy Statement

These incentive plans provide for grants of stock options, restricted stock, stock appreciation rights, other stock unit awards, performance units, and cash performance awards. The plans give the committee the latitude to design cash and stock-based incentive programs that promote high performance and the achievement of corporate goals. Employees, including our named executive officers and non-employee
directors, are eligible to receive awards under these plans.
We grant stock options on an annual basis to members of our management, including our executive officers, as well as certain other senior employees. We grant RSUs on an annual basis to our other employees. We may also grant stock options or RSUs to individuals upon hire or promotion or for retention purposes. We currently do not grant stock appreciation rights or similar option-like instruments. During the last fiscal year, neither our board nor the committee took material nonpublic information into account when determining the timing or terms of stock options, nor did we time
the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
While we do not have any policy or obligation that requires us to grant stock options on specified dates, our annual stock option grants are typically approved at the first committee meeting of each year with the approved grants becoming effective, and the option exercise price set, on the first day of the open trading window following the release of full-year earnings, which is the date of grant. Therefore, the annual grants typically take place after the release of material information regarding our annual financial performance. Option grants for new hires, and option grants that we make in connection with promotions or for retention purposes, typically become effective, with the option exercise price being set, on a grant date that is the 15 th
day of the month following the month of hire, promotion or determination to make the grant for retention purposes. During fiscal 2025, we did not grant stock options to any named executive
officer
during
any period beginning four business days before and ending one business day after the filing of any Form
10-Q
or
10-K,
or the filing or furnishing of a Form
8-K
that disclosed material nonpublic information.
The stock option exercise price is set at the average of the high and low prices on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low.
Our board administers all equity grants within the authority established within Revvity’s shareholder-approved incentive plans and, as permitted under the plans, delegates authority to administer the plans to the committee. The committee establishes the terms and conditions of each award, including vesting and performance criteria, and the time period applicable to the award. The committee may delegate approval to grant equity awards to non-officers
to our stock award grant committee of which Dr. Singh is the sole member. The stock award grant committee does not have the authority to issue equity grants to officers.
At the end of fiscal year 2025, we had 4.2 million shares reserved for future equity grants. We had 2.0 million outstanding options and unvested shares, which represent 1.8% of our common shares outstanding. Our total dilution including shares reserved for future grants and outstanding options and unvested shares was 5.5%. In 2025, we granted 0.15 million shares (including shares granted under options and RSUs) or 0.13% of our common shares outstanding. The committee annually reviews the potential dilutive effect of equity award programs from both a share and economic perspective as compared to industry peers. For fiscal year 2024, share dilution for our peer companies was 1.6% at the 25th percentile, 2.3% at median, and 3.3% at the 75 th
percentile (shares outstanding plus shares available for future grant).

Revvity • 2026 Proxy Statement	49

Compensation Committee Report
The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
By the compensation and benefits committee of the board of directors:
Peter Barrett, PhD,
Chair
Michelle McMurry-Heath, MD, PhD
Frank Witney, PhD
Pascale Witz

50	Revvity • 2026 Proxy Statement

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services to Revvity for the 2025 fiscal year of (1) individuals who held the role of Chief Executive Officer during 2025, (2) individuals who held the role of Chief Financial Officer during 2025, (3) the other three most highly compensated executive officers for 2025 who were serving as executive officers as of December 28, 2025.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Prahlad R. Singh Chief Executive Officer	2025	$1,129,231	—	$7,694,985	$2,559,152	$2,385,450	$40,731	$13,809,549
	2024	$1,100,000	—	$4,125,038	$4,116,298	$2,530,440	$54,839	$11,926,615
	2023	$1,086,539	—	$5,775,022	$1,921,023	$315,563	$32,477	$9,130,624

Maxwell Krakowiak Senior Vice President and Chief Financial Officer	2025	$550,577	—	$2,099,940	$2,095,757	$598,920	$27,620	$5,372,814
	2024	$507,692	—	$1,050,013	$1,047,775	$615,038	$25,168	$3,245,686
	2023	$500,000	—	$1,468,779	$654,938	$111,563	$19,548	$2,754,828
Joel S. Goldberg Senior Vice President, Administration, General Counsel and Secretary	2025	$564,616	—	$1,816,849	$604,236	$636,120	$46,636	$3,668,457
	2024	$550,000	—	$1,031,208	$1,029,084	$732,188	$39,086	$3,381,566
	2023	$547,308	—	$1,443,756	$480,244	$122,719	$50,715	$2,644,742

Miriame Victor Senior Vice President and Chief Commercial Officer	2025	$503,269	—	$1,530,069	$1,526,916	$509,082	$26,738	$4,096,074
	2024	$467,692	—	$727,508	$725,981	$530,299	$26,166	$2,477,646
	2023	$447,077	—	$862,557	$286,903	$83,870	$24,450	$1,704,856
Tajinder S. Vohra Senior Vice President, Global Operations	2025	$489,615	—	$1,206,519	$401,275	$515,592	$26,227	$2,639,228
	2024	$475,000	—	$653,115	$651,738	$504,189	$25,311	$2,309,353
	2023	$470,962	—	$890,613	$296,287	$79,943	$23,170	$1,760,975

NOTES

(1)	This column represents base salary amounts earned in fiscal years 2023, 2024 and 2025, respectively.

(2)

Ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards of options, restricted shares, RSUs, and PRSUs granted to each named executive officer in the applicable fiscal year. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 17, Stock Plans, in the notes to consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 28, 2025.

(3)

The values shown in this column for 2025 for Dr. Singh, Messrs. Krakowiak, Goldberg and Vohra, and Ms. Victor reflect the aggregate grant date fair value of PRSUs granted in 2025. On January 23, 2025, the committee approved grants of PRSUs under the 2025 LTIP to Dr. Singh, Messrs. Krakowiak, Goldberg and Vohra, and Ms. Victor. The PRSUs granted to Dr. Singh, Messrs. Krakowiak, Goldberg and Vohra, and Ms. Victor in 2025 will vest based on the achievement of financial performance metrics approved by the committee following the end of the three-year performance period.

The grant date fair value of the PRSU awards granted to the named executive officers during 2025 assuming achievement of the maximum level of performance during the three-year period of the 2025 LTIP program (240%) is as follows: Dr. Singh: $14,363,954; Mr. Krakowiak: $3,919,887; Mr. Goldberg: $3,391,580; Ms. Victor: $2,856,031; and Mr. Vohra: $2,252,202.

Revvity • 2026 Proxy Statement	51

A description of these awards is provided above in the “Compensation Discussion and Analysis”. Please refer to the “Compensation Discussion and Analysis” above for a full description of long-term awards.

(4)

Dr. Singh, Messrs. Krakowiak, Goldberg and Vohra, and Ms. Victor received long-term awards in 2025. The awards to Dr. Singh, Messrs. Krakowiak, Goldberg and Vohra, and Ms. Victor were approved by the committee on January 23, 2025. On August 14, 2025 the committee approved special retention grants of non-qualified stock options to Mr. Krakowiak and Ms. Victor representing 50% of their respective 2025 LTIP value. All of the 2025 awards are disclosed in the 2025 Grants of Plan-Based Awards table in this proxy statement. Outstanding stock option, RSU and PRSU awards are also disclosed in the 2025 Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

Please refer to the “Compensation Discussion and Analysis” above for a full description of long-term awards.

(5)	The amounts reported in this column reflect short-term incentive bonus payments under our Global ICP short-term incentive plan.

(6)

The 2025 amount reported in this column for Mr. Goldberg includes our 401(k) Excess contribution to our deferred compensation plan of $10,750. The 2025 amounts reported in this column for Dr. Singh, Messrs. Krakowiak, Goldberg and Vohra, and Ms. Victor include our contributions to the qualified 401(k) plan of $17,250. Also included in this column for each eligible officer are the premiums we paid for executive life insurance, the fee paid by us for the officer’s annual executive physical, the incremental cost of any personal use of tickets to sporting events, and company matching of charitable donations under $25,000.

Reporting of LTIP awards in the Summary Compensation Table

The equity-based forms of our LTIP (stock options, restricted shares, RSUs and PRSUs) are reported in the Summary Compensation Table at their grant date fair value in the year of grant. In our Summary Compensation Table for fiscal 2025, above, we are reporting approximately the full target grant value under the 2025 LTIP (the grant date value of RSUs, stock options and PRSUs) granted to each of our named executive officers in fiscal 2025.

52	Revvity • 2026 Proxy Statement

2025 Grants of Plan-Based Awards

Name	Type (1)	Grant Date (2)	Date of Compensation Committee Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Prahlad R. Singh	PRSU	2/4/2025	1/23/2025	(3)				16,661	41,653	116,628					$5,129,983
	OPT	2/4/2025	1/23/2025	(4)								57,838	$123.350	$123.16	$2,559,152
	RSU	2/4/2025	1/23/2025								20,920				$2,565,001
	GICP	N/A		(6)	$769,500	$1,539,000	$3,078,000
Maxwell Krakowiak	PRSU	2/4/2025	1/23/2025	(3)				4,547	11,367	31,828					$1,399,960
	OPT	2/4/2025	1/23/2025	(4)								15,784	$123.350	$123.16	$698,393
	OPT	8/15/2025	8/14/2025	(5)								44,446	$90.465	$90.78	$1,397,364
	RSU	2/4/2025	1/23/2025								5,709				$699,980
	GICP	N/A		(6)	$210,000	$420,000	$840,000
Joel S. Goldberg	PRSU	2/4/2025	1/23/2025	(3)				3,934	9,835	27,538					$1,211,279
	OPT	2/4/2025	1/23/2025	(4)								13,656	$123.350	$123.16	$604,236
	RSU	2/4/2025	1/23/2025								4,939				$605,571
	GICP	N/A		(6)	$213,750	$427,500	$855,000
Miriame Victor	PRSU	2/4/2025	1/23/2025	(3)				3,313	8,282	23,190					$1,020,011
	OPT	2/4/2025	1/23/2025	(4)								11,500	$123.350	$123.16	$508,839
	OPT	8/15/2025	8/14/2025	(6)								32,382	$90.465	$90.78	$1,018,077
	RSU	2/4/2025	1/23/2025								4,160				$510,058
	GICP	N/A		(6)	$178,500	$357,000	$714,000
Tajinder S. Vohra	PRSU	2/4/2025	1/23/2025	(3)				2,612	6,531	18,287					$804,358
	OPT	2/4/2025	1/23/2025	(4)								9,069	$123.350	$123.16	$401,275
	RSU	2/4/2025	1/23/2025								3,280				$402,161
	GICP	N/A		(6)	$173,250	$346,500	$693,000

NOTES

(1)	The awards shown in this table were granted under our 2019 Incentive Plan unless otherwise indicated below. The types of awards are as follows:

PRSU = Performance restricted stock units with performance-based vesting

OPT = Stock options with time-based vesting

RSU = Restricted Stock Units

GICP = Global ICP (short-term incentive bonus)

(2)

On January 23, 2025, the compensation and benefits committee reviewed RSU, stock option and PRSU grants for Dr. Singh, Messrs. Krakowiak, Goldberg, and Vohra and Ms. Victor, and approved them with an effective grant date of the second business day following the release of our 2024 full-year earnings, which was February 4, 2025. Therefore, the date of grant was after the release of material information regarding our 2024 financial performance.

(3)

Eligible named executive officers received a grant of PRSUs in 2025 under our LTIP. These awards have a three-year performance period. The number of PRSUs to be granted to an LTIP participant is determined by dividing the award value associated with the PRSUs by the closing stock price on the date of grant. Please refer to the “Compensation Discussion and Analysis” for a description of the PRSU program, eligibility and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the PRSUs granted, with downward relative TSR performance modification of 20%, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the PRSUs granted. The amounts shown under “Maximum” represent estimated payment of 200% of the PRSUs granted, with upward relative TSR performance modification of 40%, our estimate of the maximum amount payable. For all listed officers, the stock price used for calculation of the grant date fair value of the PRSUs was $123.16, which was the closing stock price on the date the awards were granted.

Revvity • 2026 Proxy Statement	53

(4)

Eligible named executive officers received a grant of stock options under our LTIP in 2025. Options were issued with an exercise price equal to the fair market value on the date of grant. The stock option exercise price is set at the average of the high and low price on the date of grant. The number of option shares to be granted to an LTIP participant is determined by dividing the award value associated with stock options by the Black-Scholes value of the option. The options granted under our 2025 LTIP vest in three equal annual installments and may be exercised for seven years from the date of grant. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of 2025 stock option grants and our equity practices.

(5)

On August 14, 2025 the committee approved special retention grants of non-qualified stock options to Mr. Krakowiak and Ms. Victor representing 50% of their respective 2025 LTIP value. Options were issued with an exercise price equal to the fair market value on the date of grant. The stock option exercise price is set at the average of the high and low price on the date of grant. The number of option shares was determined by dividing the award value associated with stock options by the Black-Scholes value of the option. The options granted vest 100% on the third anniversary of the date of grant and may be exercised for seven years from the date of grant. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of 2025 stock option grants and our equity practices.

(6)

Dr. Singh, Messrs. Krakowiak, Goldberg, and Vohra and Ms. Victor participated in our Global ICP bonus program in 2025. On January 23, 2025, the compensation and benefits committee approved Global ICP financial goals for our 2025 fiscal year. The amounts shown under “Threshold” represent payment of 50% of the target ICP for the fiscal year performance period, our estimate of the minimum amount payable, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the target bonus for the performance period. The amounts shown under “Maximum” represent estimated payment of 200% of the target bonus for the performance period, our estimate of the maximum amount payable. The actual Global ICP payments for the 2025 performance period have been made. The total 2025 ICP payment to each named executive officer and a description of the Global ICP is provided in the “Compensation Discussion and Analysis” section of this proxy statement and is reflected in the Summary Compensation Table.

54	Revvity • 2026 Proxy Statement

Outstanding Equity Awards at 2025 Fiscal Year-End

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (10)
Prahlad R. Singh	0	(1)	57,838	$123.350	2/4/2032
	36,703	(1)	73,408	$104.635	2/5/2031
	27,374	(1)	13,687	$133.200	2/16/2030
	35,684	(1)	0	$184.605	2/4/2029
	39,470	(1)	0	$144.330	2/5/2028
	47,580	(1)	0	$96.060	1/30/2027
	25,525	(1)	0	$92.090	2/5/2026
						20,920	(4)	$2,024,010	41,653	(7)	$4,029,928
						14,272	(5)	$1,380,816	39,702	(8)	$3,841,169
									28,544	(9)	$2,761,632
Maxwell Krakowiak	0	(2)	44,446	$90.465	8/15/2032
	0	(1)	15,784	$123.350	2/4/2032
	9,342	(1)	18,686	$104.635	2/5/2031
	5,777	(1)	2,889	$133.200	2/16/2030
	3,555	(1)	1,778	$133.200	2/16/2030
	5,901	(1)	0	$134.230	9/15/2029
	1,547	(1)	0	$175.390	3/4/2029
	5,000	(3)	0	$183.350	8/16/2028
	1,196	(1)	0	$123.430	3/5/2028
						5,709	(4)	$552,346	11,367	(7)	$1,099,757
						3,012	(5)	$291,411	10,106	(8)	$977,756
						1,865	(6)	$180,439	6,024	(9)	$582,822
Joel S. Goldberg	0	(1)	13,656	$123.350	2/4/2032
	9,176	(1)	18,352	$104.635	2/5/2031
	6,843	(1)	3,422	$133.200	2/16/2030
	7,865	(1)	0	$184.605	2/4/2029
	9,541	(1)	0	$144.330	2/5/2028
	13,313	(1)	0	$96.060	1/30/2027
	12,717	(1)	0	$92.090	2/5/2026
						4,939	(4)	$477,848	9,835	(7)	$951,536
						3,568	(5)	$345,204	9,925	(8)	$960,244
									7,136	(9)	$690,408

Miriame Victor	0	(2)	32,382	$90.465	8/15/2032
	0	(1)	11,500	$123.350	2/4/2032
	6,473	(1)	12,947	$104.635	2/5/2031
	4,088	(1)	2,045	$133.200	2/16/2030
	3,500	(1)	0	$184.605	2/4/2029
	3,652	(1)	0	$144.330	2/5/2028
	3,962	(1)	0	$82.720	3/6/2027
	1,862	(1)	0	$95.740	3/1/2026
						4,160	(4)	$402,480	8,282	(7)	$801,284
						2,132	(5)	$206,271	7,002	(8)	$677,444
									4,263	(9)	$412,445
Tajinder S. Vohra	0	(1)	9,069	$123.350	2/4/2032
	5,811	(1)	11,623	$104.635	2/5/2031
	4,222	(1)	2,111	$133.200	2/16/2030
	4,467	(1)	0	$184.605	2/4/2029
	5,388	(1)	0	$144.330	2/5/2028
	7,231	(1)	0	$96.060	1/30/2027
	5,756	(1)	0	$92.090	2/5/2026
						3,280	(4)	$317,340	6,531	(7)	$631,874
						2,201	(5)	$212,947	6,286	(8)	$608,171
									4,402	(9)	$425,894

NOTES

(1)	Vests at a rate of one-third annually on the anniversary of the date of grant over the first three years of the seven-year option term.

Revvity • 2026 Proxy Statement	55

(2)	Vests 100% on the third anniversary of the date of grant and has a seven-year option term. The date of grant was August 15, 2025.

(3)	Vests 100% on the second anniversary of the date of grant and has a seven-year option term. The date of grant was August 16, 2021.

(4)	Time-based RSU grant that vests at a rate of one-third annually on the anniversary of the date of grant. The date of grant was February 4, 2025.

(5)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 16, 2023.

(6)	Time-based RSU grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 16, 2023.

(7)

PRSU grant that vests on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was February 4, 2025. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance restricted stock units reflect the target payout for this grant since the Company’s performance over the three-year performance period cannot be determined at this time.

(8)

PRSU grant that vests on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was February 5, 2024. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance restricted stock units reflect the target payout for this grant since the Company’s performance over the three-year performance period cannot be determined at this time.

(9)

PRSU grant that vests on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was February 16, 2023. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance restricted stock units reflect the target payout for this grant since the Company’s performance over the three-year performance period cannot be determined at this time.

(10)	This column provides the value of unvested restricted shares and RSUs based on the closing price of our stock on December 26, 2025 (the last business day of our fiscal year 2025), which was $96.75.

56	Revvity • 2026 Proxy Statement

Option Exercises and Stock Vested in Fiscal Year 2025

	Option Awards		Stock Awards (1)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Prahlad R. Singh	0	$0	10,044	$1,242,342
Maxwell Krakowiak	0	$0	2,045	$173,643
Joel S. Goldberg	15,170	$689,385	2,214	$273,850
Miriame Victor	0	$0	985	$121,835
Tajinder S. Vohra	5,492	$195,095	1,257	$155,478

NOTES

(1)

Reflects restricted shares and RSUs which vested in fiscal year 2025. On February 4, 2025, restricted stock granted to Dr. Singh and Messrs. Goldberg and Vohra and Ms. Victor on February 4, 2022 under the 2022 LTIP vested. The shares vested 100% three years following the date of grant in the following amounts: Dr. Singh: 10,044; Mr. Goldberg: 2,214; Mr. Vohra: 1,257 and Ms. Victor: 985. On February 15, 2025, 142 RSUs granted to Mr. Krakowiak on March 4, 2022 vested. These shares vested in equal thirds over three years on the 15th of February and were fully vested as of February 15, 2025. On September 15, 2025, 1,903 RSUs granted to Mr. Krakowiak on September 15, 2022 vested. These shares vested 100% three years following the date of grant.

(2)	Based on the fair market value of the shares acquired, determined on the date of exercise, less the aggregate option exercise price.

(3)	Based on the fair market value of the shares on the date of vesting.

Revvity • 2026 Proxy Statement	57

2025 Non-Qualified Deferred Compensation

The following table presents 2025 Non-Qualified Deferred Compensation Plan contribution, withdrawal, and balance information for our named executive officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Joel S. Goldberg	—	$10,750	$78,567	—	$422,142

NOTES

(1)	None of our named executive officers made contributions to the deferred compensation plan in 2025. Dr. Singh, Messrs. Krakowiak and Vohra and Ms. Victor do not have account balances in this plan.

(2)

The amounts in this column represent 401(k) Excess contributions under our deferred compensation plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

(3)

The amounts in this column include the amounts reported under “Registrant Contributions in Last Fiscal Year”, which are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement. Amounts in this column do not include above-market or preferential earnings.

Non-Qualified Deferred Compensation Plan

Revvity established the Revvity, Inc. Deferred Compensation Plan, amended and restated in 2008, to provide our non-employee directors and a select group of management and highly compensated employees, including named executive officers, the opportunity to defer receipt of certain compensation in order to build savings. This plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, and as such, is subject to the claims of general creditors in the event of Revvity’s insolvency.

In December 2010, the committee amended the plan to cease participant deferral elections for plan years beginning January 1, 2011 or later. The plan remained active for the administration and management of prior deferrals and current account balances, and in 2022 was also amended to provide for the merger of the BioLegend deferred compensation plan into the plan and include participation for legacy BioLegend employees. In 2024, the plan was further amended to reopen the plan for new elective deferrals by a select group of management, including each of our named executive officers beginning January 1, 2025. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants in those benefits. More information about 401(k) Excess benefits is provided under “Benefits—Qualified 401(k) Plan and 401(k) Excess Benefit” in the Compensation Discussion and Analysis section of this proxy statement.

Prior to the cessation of deferral elections in 2011, non-employee directors could elect to defer up to 100% of their cash retainer and up to 100% of their annual stock grant. Until April 1, 2008 when the provision was eliminated, eligible participants could also defer up to 100% of restricted stock grants.

An account is maintained for each participant reflecting deferrals, any 401(k) Excess company contributions, and increases or decreases in account value based on investment performance. The plan offers a selection of notional fund investments similar to those available under the Revvity, Inc. 401(k) Savings Plan. Investment options for deferral elections made prior to 2011 also include Revvity common stock. Beginning January 1, 2025, no participant who has not already elected to participate in the company stock fund will be eligible to elect the company stock fund as an investment option or to otherwise participate in the company stock fund. The participant directs the investment of their

58	Revvity • 2026 Proxy Statement

cash deferrals. Deferrals of Revvity stock awards and any cash deferrals invested in Revvity stock must remain in the form of Revvity stock while in the plan. Participants may change their mutual fund investment options or transfer cash deferrals among the mutual funds at any time. Any earnings in this plan are market-based, and earnings are not guaranteed. Interest rates and earnings depend on investment choices directed by the participant.

Eligible participants have made deferral elections, distribution elections, and any changes to distribution elections in accordance with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Distributions are made in a lump sum at retirement unless the participant chooses one of the following distribution elections: (a) a lump sum in a future year at least one year later than the year of deferral, (b) a specified number of annual installments to begin at least one year later than the year of deferral, or (c) a specified number of annual installments to begin at retirement. The participant may also elect to receive a lump sum distribution in the event of a change in control, as described in the plan. Participants who terminate employment for reasons other than retirement receive a lump sum distribution after termination. While elections to receive distributions following a change in control and termination are allowed by the plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, therefore these distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented in this proxy statement. In the case of severe and unforeseen financial emergency, and subject to approval by our compensation and benefits committee of the board of directors, the participant may make an emergency withdrawal limited to the amount necessary to meet the emergency need.

In December 2008, the Plan was amended to bring it into documentary compliance with Section 409A. The Plan has operated in compliance with Section 409A since January 1, 2009.

Revvity • 2026 Proxy Statement	59

Potential Payments upon Termination or Change in Control

Under the employment agreements and equity award agreements we have with our named executive officers, each is entitled to certain compensation in the event of a change in control of Revvity or the termination of their employment. Different terms apply if the termination occurs after a change in control of Revvity (as defined in the agreements and as described below). The tables that follow reflect the amount of compensation due to our named executive officers in these different situations. The amounts shown assume that such termination or change in control event was effective as of December 28, 2025 and are only estimates of the amounts payable. The actual amounts to be paid out in any of the situations listed below can only be determined at the time of such executive’s separation from Revvity.

Change in Control

Dr. Singh and Messrs. Krakowiak, Goldberg, and Vohra and Ms. Victor are entitled to certain compensation if there is a change in control of Revvity. “Change in control” as defined in the agreements includes in general terms:

•

a merger, consolidation or reorganization or sale of substantially all of the assets of Revvity, unless immediately after the transaction (a) all of the shareholders before the transaction hold at least 50% of the shares and combined voting power of the resulting entity and (b) no person or entity owns 20% or more of the outstanding shares entitled to vote of the new entity (except to the extent such ownership existed before the transaction);

•

an acquisition of shares of our common stock that results in a person or entity owning 20% or more of our outstanding common stock or combined voting power (excluding acquisitions by us and other limited exceptions);

•	the election of a majority of directors not nominated or elected by our board; and

•	the approval of our stockholders of a complete liquidation or dissolution of Revvity.

The employment and award agreements of Dr. Singh and Messrs. Krakowiak, Goldberg and Vohra and Ms. Victor provide for the following in the event of a change in control of Revvity:

•

continued employment of the executive in a management position for three years from the date of the change in control without (with limited exceptions) decreasing the executive’s salary and benefits for that period, and the agreement of the executive not to resign, except for good reason (as defined in their agreement), during the year following the change in control; and

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one-year anniversary of the termination of their employment (but not in any event beyond the original term of the option).

Mr. Goldberg’s employment agreement, which was executed before we changed our practice in 2010, also provides for the full vesting of all outstanding restricted stock, option awards, or similar equity awards in the event of a change in control.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting in association with a change in control only if the officer’s employment is terminated within a specified period of time following the change in control. Consistent with this decision, the employment agreements entered into between Revvity and Dr. Singh and Messrs. Krakowiak and Vohra and Ms. Victor provide 100% equity vesting only if their employment is terminated within a specified period of time following a change in control.

60	Revvity • 2026 Proxy Statement

Termination after a Change in Control

If the executive’s employment is terminated within 36 months after a change in control other than for cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	the executive’s unpaid base salary through the date of termination;

•	a pro rata portion of their prior year’s bonus; and

•

the executive’s full salary (as the term is described in their agreement, meaning generally the base salary plus previous year’s bonus) multiplied by three for Dr. Singh, and multiplied by two for Messrs. Krakowiak, Goldberg, and Vohra and Ms. Victor. Payments will be made in accordance with tax rules applicable to non-qualified deferred compensation as described in the agreements.

•

Continued participation in all employee benefit plans and arrangements for 24 months for Mr. Goldberg following the termination of employment on the same terms as in effect immediately prior to the termination of employment. Dr. Singh is entitled to receive a lump sum payment equivalent to 24 months of Company-paid premiums for certain health and welfare plans. Messrs. Krakowiak and Vohra and Ms. Victor are entitled to receive 12 months of Company-paid premiums for certain health and welfare plans.

All payments listed above are determined without adjustments for excise tax that may be due under Section 280G of the Internal Revenue Code, which we refer to as Section 280G. Under his employment agreement, which was executed before we changed our practice in 2010, Mr. Goldberg is eligible to receive one or more “gross-up payments” (as defined in the agreement) from us to ensure that after we make these termination or change in control payments, the executive is in the same economic position as if the payment were not subject to an excise tax. The payments would be equal to the sum of (a) the excise tax on any “parachute payments” (as defined in Section 280G) and (b) the amount of additional tax imposed on or borne by the executive attributable to the receipt of the gross-up payment. We will pay for the expense of determining the amount of these payments.

On July 30, 2010, the committee determined that future employment agreements issued to newly promoted or newly hired officers will not include gross-up payments for excise taxes due under Section 280G. Consistent with that decision, the employment agreements entered into between Revvity and Dr. Singh and Messrs. Krakowiak and Vohra and Ms. Victor do not provide payment of excise tax on any “parachute payments” (as defined in Section 280G). Our agreements with Dr. Singh and Messrs. Krakowiak and Vohra and Ms. Victor include a “best of” approach whereby the officer would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold.

Termination without Cause

If we terminate the employment of Dr. Singh without cause (as defined in his employment agreement) other than after a change in control, he is entitled to receive the compensation listed below for two years after the termination date. If we terminate the employment of any of Messrs. Krakowiak, Goldberg and Vohra and Ms. Victor without cause (as defined in these employment agreements) other than after a change in control, the executive is entitled to receive the compensation listed below, for one year after the termination date:

•	full salary (as the term is described in the individual’s agreement, meaning generally base salary and an amount equal to the individual’s previous year’s bonus);

•	Mr. Goldberg is entitled to continued participation in all employee benefit plans and arrangements on the same terms as in effect immediately prior to the termination of

Revvity • 2026 Proxy Statement	61

employment; Dr. Singh is entitled to receive a lump sum payment equivalent to 24 months of company-paid premiums for certain health and welfare plans; and Messrs. Krakowiak and Vohra and Ms. Victor are entitled to receive a lump sum payment equivalent to 12 months of company-paid premiums for certain health and welfare plans; and

Our agreements with our named executive officers provide that each execute a severance agreement and release before we begin severance payments. Any severance benefits paid pursuant to the signing of a release agreement would commence payment on the 60th day following termination of employment.

Disability

If any of Dr. Singh and Messrs. Krakowiak, Goldberg and Vohra or Ms. Victor is determined to be “disabled” (as defined in their employment agreement) for 180 continuous days, our board of directors may terminate their employment twelve months after providing written notice. In this situation, the executive is entitled to the following:

•	During the first 180 days of continuous disability, payments equal to the difference between the executive’s salary and our short-term disability income plan;

•	During the twelve months after 180 days of continuous disability, payments equal to the difference between the executive’s salary and payments under our long-term disability plan.

The executive’s employment will terminate and payments (other than those to which the executive may be entitled to receive under the long-term disability plan) will cease twelve months following the written notice of termination. In accordance with the terms of our stock option, restricted stock and PRSU agreements, 100% of the executive’s stock options, restricted stock and PRSUs will vest upon death or termination due to total disability. The executive, or their estate, will have until the earlier of the option expiration date, or one year following the date of termination, to exercise the options.

If any of Dr. Singh and Messrs. Krakowiak, Goldberg and Vohra or Ms. Victor (1) is terminated for cause (as defined in their employment agreement), (2) submits a resignation that we accept or (3) dies, Revvity will pay their full salary through the date of termination, after which obligations for payment cease.

Other Programs

Non-Qualified Deferred Compensation Plan

While elections to receive distributions following a change in control and termination are allowed by our Non-Qualified Deferred Compensation Plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore, these potential distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented below.

62	Revvity • 2026 Proxy Statement

The following table shows the potential payments upon termination or a change of control of Revvity, Inc. as of December 28, 2025, the last day of the 2025 fiscal year, for Prahlad R. Singh, our President and Chief Executive Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$2,280,000	$—	$—	$—	$—	$3,420,000
Bonus	$—	$5,060,880	$—	$—	$—	$—	$7,591,320
Pro rata Bonus	$—	$—	$—	$—	$—	$—	$2,530,440
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum Benefit	$—	$50,220	$—	$—	$—	$—	$75,330
Perquisite Benefit Lump Sum Benefit	$—	$—	$—	$—	$—	$—	$—
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(4)(6)	$3,404,826	$3,404,826	$—	$3,404,826
Accelerated Vesting of Options	$—	$—	(6)	$—	$—	$—	$—
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(4)(6)	$10,632,728	$10,632,728	$—	$10,632,728
Total to Executive	$—	$7,391,100	$—	$14,037,554	$14,037,554	$—	$27,654,644

Excise Tax & Gross-up Payments (5)	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Dr. Singh’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Dr. Singh equal to the difference between his base salary and the benefits provided by the Company’s Short Term Disability Income Plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Dr. Singh’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Dr. Singh equal to the difference between his base salary and the benefits provided by the Company’s Long Term Disability Income Plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Dr. Singh’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Dr. Singh’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a Revvity, Inc. stock option would cease to exist after the change in control event, because Revvity, Inc. common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of

Revvity • 2026 Proxy Statement	63

compensation is provided to all Revvity, Inc. shareholders under the terms of the deal (“cash out”).

(4)

The 2023 restricted stock and performance restricted stock unit agreements between Revvity, Inc. and Dr. Singh provide that, in the event Dr. Singh retires (after having attained age 55 and completed 10 years of continuous service with Revvity, Inc. and upon the compensation and benefits committee of the Board determining that his retirement constitutes a qualified retirement) on or before the date his awards would otherwise become fully vested, his unvested restricted stock and performance restricted stock units will vest upon such retirement, with the percentage of shares or units vesting equal to 2.78% multiplied by the number of completed months of employment from the grant date through the retirement date, and the performance restricted stock units valued at target. Based on Dr. Singh’s age and tenure as of December 28, 2025, he would not have been retirement eligible for the 2023 grants.

(5)

The employment agreement entered into between Revvity, Inc. and Dr. Singh does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Dr. Singh’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

(6)

In October 2023, we modified the terms of what constitutes a qualified retirement for purposes of acceleration of vesting of performance restricted stock units. The 2024 and 2025 performance restricted stock unit agreements between Revvity, Inc. and Dr. Singh provide that, in the event Dr. Singh retires (after having attained age 62 and completed 10 years of continuous service with Revvity, Inc. and upon the compensation and benefits committee of the Board determining that his retirement constitutes a qualified retirement) on or before the date his awards would otherwise become fully vested, his unvested three-year cliff vesting performance restricted stock units would vest on a continued and proportional basis at actual performance following qualified retirement. Stock options and restricted stock units subject to annual three-year vesting would vest on a non-accelerated full basis following qualified retirement. Based on Dr. Singh’s age and tenure as of December 28, 2025, he would not have been retirement eligible for the 2024 or 2025 grants.

64	Revvity • 2026 Proxy Statement

The following table shows the potential payments upon termination or a change of control of Revvity, Inc. as of December 28, 2025, the last day of the 2025 fiscal year, for Maxwell Krakowiak, our Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$560,000	$—	$—	$—	$—	$1,120,000
Bonus	$—	$615,038	$—	$—	$—	$—	$1,230,076
Pro rata Bonus	$—	$—	$—	$—	$—	$—	$615,038
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum Benefit	$—	$26,909	$—	$—	$—	$—	$53,818
Perquisite Benefit Lump Sum Benefit	$—	$—	$—	$—	$—	$—	$—
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(4)(6)	$1,024,196	$1,024,196	$—	$1,024,196
Accelerated Vesting of Options	$—	$—	(6)	$279,343	$279,343	$—	$279,343
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(4)(6)	$2,660,335	$2,660,335	$—	$2,660,335
Total to Executive	$—	$1,201,947	$—	$3,963,874	$3,963,874	$—	$6,982,806

Excise Tax & Gross-up Payments (5)	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Mr. Krakowiak’s employment agreement, during the first 180 days of continuous disability, the Company will make monthly payments to Mr. Krakowiak equal to the difference between his base salary and the benefits provided by the STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Mr. Krakowiak’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make monthly payments to Mr. Krakowiak equal to the difference between his base salary and the benefits provided by the LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Mr. Krakowiak’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding restricted stock or option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Krakowiak’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a Revvity, Inc. stock option would cease to exist after the change in control event, because Revvity, Inc. common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would

Revvity • 2026 Proxy Statement	65

receive whatever form of compensation is provided to all Revvity, Inc. shareholders under the terms of the deal (“cash out”).

(4)

The 2023 restricted stock and performance restricted stock unit agreements between Revvity, Inc. and Mr. Krakowiak provide that, in the event Mr. Krakowiak retires (after having attained age 55 and completed 10 years of continuous service with Revvity, Inc. and upon the compensation and benefits committee of the Board determining that his retirement constitutes a qualified retirement) on or before the date his awards would otherwise become fully vested, his unvested restricted stock and performance restricted stock units will vest upon such retirement, with the percentage of shares or units vesting equal to 2.78% multiplied by the number of completed months of employment from the grant date through the retirement date, and the performance restricted stock units valued at target. Based on Mr. Krakowiak’s age and tenure as of December 28, 2025, he would not have been retirement eligible for the 2023 grants.

(5)

The employment agreement entered into between Revvity, Inc. and Mr. Krakowiak’s does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Krakowiak’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

(6)

In October 2023, we modified the terms of what constitutes a qualified retirement for purposes of acceleration of vesting of performance restricted stock units. The 2024 and 2025 performance restricted stock unit agreements between Revvity, Inc. and Mr. Krakowiak provide that, in the event Mr. Krakowiak retires (after having attained of age 62 and completed 10 years of continuous service with Revvity, Inc. and upon the compensation and benefits committee of the Board determining that his retirement constitutes a qualified retirement) on or before the date his awards would otherwise become fully vested, his unvested three-year cliff vesting performance restricted stock units would vest on a continued and proportional basis at actual performance following qualified retirement. Stock options and restricted stock units subject to annual three-year vesting would vest on a non-accelerated full basis following qualified retirement. Based on Mr. Krakowiak’s age and tenure as of December 28, 2025, he would not have been retirement eligible for the 2024 or 2025 grants.

66	Revvity • 2026 Proxy Statement

The following table shows the potential payments upon termination or a change of control of Revvity, Inc. as of December 28, 2025, the last day of the 2025 fiscal year, for Joel S. Goldberg, our Senior Vice President, Administration, General Counsel and Secretary.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement (4)(5)	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$570,000	$—	$—	$—	$—	$1,140,000
Bonus	$—	$732,188	$—	$—	$—	$—	$1,464,376
Pro rata Bonus	$—	$—	$—	$—	$—	$—	$732,188
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum Benefit	$—	$30,948	$—	$—	$—	$—	$61,896
Perquisite Benefit Lump Sum Benefit	$—	$10,752	$—	$—	$—	$—	$21,504
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	$326,287	$823,052	$823,052	$823,052	$823,052
Accelerated Vesting of Options	$—	$—	$—	$—	$—	$—	$—
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	$652,574	$2,602,188	$2,602,188	$2,602,188	$2,602,188
Total to Executive	$—	$1,343,888	$978,860	$3,425,240	$3,425,240	$3,425,240	$6,845,204

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Mr. Goldberg’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Mr. Goldberg’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Mr. Goldberg’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Goldberg’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a Revvity, Inc. stock option would cease to exist after the change in control event

Revvity • 2026 Proxy Statement	67

because Revvity, Inc. common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised and in exchange for his shares the executive would receive whatever form of compensation is provided to all Revvity, Inc. shareholders under the terms of the deal (“cash out”).

(4)

The 2023 restricted stock and performance restricted stock unit agreements between Revvity, Inc. and Mr. Goldberg provide that, in the event Mr. Goldberg retires (after having attained age 55 and completed 10 years of continuous service with Revvity, Inc. and upon the compensation and benefits committee of the Board determining that his retirement constitutes a qualified retirement) on or before the date his awards would otherwise become fully vested, his unvested restricted stock and performance restricted stock units will vest upon such retirement, with the percentage of shares or units vesting equal to 2.78% multiplied by the number of completed months of employment from the grant date through the retirement date, and the performance restricted stock units valued at target. Based on Mr. Goldberg’s age and tenure as of December 28, 2025, he would have been retirement eligible for the 2023 grants.

(5)

In October 2023, we modified the terms of what constitutes a qualified retirement for purposes of acceleration of vesting of performance restricted stock units. The 2024 and 2025 performance restricted stock unit agreements between Revvity, Inc. and Mr. Goldberg provide that, in the event Mr. Goldberg retires (after having attained age 62 and completed 10 years of continuous service with Revvity, Inc. and upon the compensation and benefits committee of the Board determining that his retirement constitutes a qualified retirement) on or before the date his awards would otherwise become fully vested, his unvested three-year cliff vesting performance restricted stock units would vest on a continued and proportional basis at actual performance following qualified retirement. Stock options and restricted stock units subject to annual three-year vesting would vest on a non-accelerated full basis following qualified retirement. Based on Mr. Goldberg’s age and tenure as of December 28, 2025, he would not have been retirement eligible for the 2024 or 2025 grants.

68	Revvity • 2026 Proxy Statement

The following table shows the potential payments upon termination or a change of control of Revvity as of December 28, 2025, the last day of the 2025 fiscal year, for Miriame Victor, our Senior Vice President, Chief Commercial Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$510,000	$—	$—	$—	$—	$1,020,000
Bonus	$—	$530,299	$—	$—	$—	$—	$1,060,598
Pro rata Bonus	$—	$—	$—	$—	$—	$—	$530,299
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum Benefit	$—	$31,650	$—	$—	$—	$—	$63,300
Perquisite Benefit Lump Sum Benefit	$—	$—	$—	$—	$—	$—	$—
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(4)(6)	$608,751	$608,751	$—	$608,751
Accelerated Vesting of Options	$—	$—	(6)	$203,521	$203,521	$203,521	$203,521
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(4)(6)	$1,891,172	$1,891,172	$—	$1,891,172
Total to Executive	$—	$1,071,949	$—	$2,703,444	$2,703,444	$—	$5,377,641

Excise Tax & Gross-up Payments (5)	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Ms. Victor’s employment agreement, during the first 180 days of continuous disability, the Company will make monthly payments to Ms. Victor equal to the difference between her base salary and the benefits provided by the STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Ms. Victor’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make monthly payments to Ms. Victor’s equal to the difference between her base salary and the benefits provided by the LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Ms. Victor’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding restricted stock or option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Ms. Victor’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in

Revvity • 2026 Proxy Statement	69

control. This is based on our assumption that in a change in control scenario, a Revvity, Inc. stock option would cease to exist after the change in control event, because Revvity, Inc. common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for her shares, the executive would receive whatever form of compensation is provided to all Revvity, Inc. shareholders under the terms of the deal (“cash out”).

(4)

The 2023 restricted stock and performance restricted stock unit agreements between Revvity, Inc. and Ms. Victor provide that, in the event Ms. Victor retires (after having attained age 55 and completed 10 years of continuous service with Revvity, Inc. and upon the compensation and benefits committee of the Board determining that her retirement constitutes a qualified retirement) on or before the date her awards would otherwise become fully vested, her unvested restricted stock and performance restricted stock units will vest upon such retirement, with the percentage of shares or units vesting equal to 2.78% multiplied by the number of completed months of employment from the grant date through the retirement date, and the performance restricted stock units valued at target. Based on Ms. Victor’s age and tenure as of December 28, 2025, she would not have been retirement eligible for 2023 grants.

(5)

The employment agreement entered into between Revvity, Inc. and Ms. Victor does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Ms. Victor’s employment agreement includes a “best of” approach whereby she would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

(6)

In October 2023, we modified the terms of what constitutes a qualified retirement for purposes of acceleration of vesting of performance restricted stock units. The 2024 and 2025 performance restricted stock unit agreements between Revvity, Inc. and Ms. Victor provide that, in the event Ms. Victor retires (after having attained age 62 and completed 10 years of continuous service with Revvity, Inc. and upon the compensation and benefits committee of the Board determining that her retirement constitutes a qualified retirement) on or before the date her awards would otherwise become fully vested, her unvested three-year cliff vesting performance restricted stock units would vest on a continued and proportional basis at actual performance following qualified retirement. Stock options and restricted stock units subject to annual three-year vesting would vest on a non-accelerated full basis following qualified retirement. Based on Ms. Victor’s age and tenure as of December 28, 2025, she would not have been retirement eligible for the 2024 or 2025 grants.

70	Revvity • 2026 Proxy Statement

The following table shows the potential payments upon termination or a change of control of Revvity as of December 28, 2025, the last day of the 2025 fiscal year, for Tajinder Vohra, our Senior Vice President, Global Operations.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Retirement	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$495,000	$—	$—	$—	$—	$990,000
Bonus	$—	$504,189	$—	$—	$—	$—	$1,008,378
Pro rata Bonus	$—	$—	$—	$—	$—	$—	$504,189
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Lump Sum Benefit	$—	$32,313	$—	$—	$—	$—	$64,626
Perquisite Benefit Lump Sum Benefit	$—	$—	$—	$—	$—	$—	$—
Disability Benefits	$—	$—	$—	(1)(2)	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	(4)(6)	$530,287	$530,287	$—	$530,287
Accelerated Vesting of Options	$—	$—	(6)	$—	$—	$—	$—
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	(4)(6)	$1,665,938	$1,665,938	$—	$1,665,938
Total to Executive	$—	$1,031,502	$—	$2,196,225	$2,196,225	$—	$4,763,418

Excise Tax & Gross-up Payments (5)	$—	$—	$—	$—	$—	$—	$—

Notes:

(1)

As provided in Mr. Vohra’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Vohra equal to the difference between his base salary and the benefits provided by the STD Plan. The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)

As provided in Mr. Vohra’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Vohra equal to the difference between his base salary and the benefits provided by the LTD Plan. The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)

As provided in Mr. Vohra’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Vohra’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a Revvity, Inc. stock option would cease to exist after the change in control event because Revvity, Inc. common stock would be unlikely to exist after the event. Instead, the most

Revvity • 2026 Proxy Statement	71

likely scenario is that the vested options would be exercised and in exchange for his shares the executive would receive whatever form of compensation is provided to all Revvity, Inc. shareholders under the terms of the deal (“cash out”).

(4)

The 2023 restricted stock and performance restricted stock unit agreements between Revvity, Inc. and Mr. Vohra provide that, in the event Mr. Vohra retires (after having attained age 55 and completed 10 years of continuous service with Revvity, Inc. and upon the compensation and benefits committee of the Board determining that his retirement constitutes a qualified retirement) on or before the date his awards would otherwise become fully vested, his unvested restricted stock and performance restricted stock units will vest upon such retirement, with the percentage of shares or units vesting equal to 2.78% multiplied by the number of completed months of employment from the grant date through the retirement date, and the performance restricted stock units valued at target. Based on Mr. Vohra’s age and tenure as of December 28, 2025, he would not have been retirement eligible for the 2023 grants.

(5)

The employment agreement entered into between Revvity, Inc. and Mr. Vohra does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Vohra employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

(6)

In October 2023, we modified the terms of what constitutes a qualified retirement for purposes of acceleration of vesting of performance restricted stock units. The 2024 and 2025 performance restricted stock unit agreements between Revvity, Inc. and Mr. Vohra provide that, in the event Mr. Vohra retires (after having attained age 62 and completed 10 years of continuous service with Revvity, Inc. and upon the compensation and benefits committee of the Board determining that his retirement constitutes a qualified retirement) on or before the date his awards would otherwise become fully vested, his unvested three-year cliff vesting performance restricted stock units would vest on a continued and proportional basis at actual performance following qualified retirement. Stock options and restricted stock units subject to annual three-year vesting would vest on a non-accelerated full basis following qualified retirement. Based on Mr. Vohra’s age and tenure as of December 28, 2025, he would not have been retirement eligible for the 2024 or 2025 grants.

72	Revvity • 2026 Proxy Statement

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 28, 2025.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (2) (3)
Equity compensation plans approved by holders of Revvity securities	1,763,212	$125.33	4,153,367

Total	1,763,212	$125.33	4,153,367

NOTES

(1)	This column reflects total shares outstanding under grants of stock options, RSUs and PRSUs as of December 28, 2025.

(2)

This column reflects shares available for issuance under our 2019 Incentive Plan and our 1998 Employee Stock Purchase Plan, as amended. Since receiving shareholder approval for the 2019 Incentive Plan at our annual meeting of shareholders in April 2019, these have been the only plans under which we have been authorized to issue shares. In addition to being available for the future issuance upon exercise of options that may be granted after December 28, 2025, shares available for issuance under our 2019 Incentive Plan may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations specified in that plan.

(3)	Includes 636,340 shares which were issuable under our 1998 Employee Stock Purchase Plan, as amended, as of December 28, 2025.

Revvity • 2026 Proxy Statement	73

CEO Pay Ratio

Pursuant to applicable SEC rules, presented below is the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).

In identifying our median employee, we calculated the annual base pay of each employee for the twelve-month period that ended on December 31, 2025. Base salary, including overtime pay, was calculated using internal payroll and records.

We selected the median employee from a group of 10,650 full-time, part-time, temporary and seasonal workers who were employed as of September 29, 2025. We selected the business day closest to the beginning of the three-month period before the end of Revvity’s fiscal year to compile the required employee information. This number excludes all employees located in Brazil (112 employees), Indonesia (1 employee), Japan (115 employees), Malaysia (3 employees), Mexico (68 employees), the Philippines (14 employees), South Africa (8 employees), South Korea (30 employees), Taiwan (83 employees), Thailand (17 employees), Turkey (60 employees) and Vietnam (2 employees). These 513 employees constituted 4.6% of our total employee population of 11,163 and therefore were excluded pursuant to the de minimis exemption provided under Item 402(u). We did not include independent contractors or leased workers in our employee population for purposes of making our determination.

As disclosed in the Summary Compensation Table appearing on page 51, the 2025 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $13,809,549. The 2025 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $57,745. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2025 is 239 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

74	Revvity • 2026 Proxy Statement

Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
named executive officers
(“Non-PEO
NEOs”) and Company performance for the fiscal years listed below.

Year	Summary Compensation Table Total for Prahlad R. Singh¹ ($)	Compensation Actually Paid to Prahlad R. Singh 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment Based On: 4		Net Income ($ Millions)	Average Non-COVID Organic Revenue Growth
					TSR ($)	Peer Group TSR ($)

2025	13,809,549	5,799,936	3,944,143	2,320,920	68.20	105.15	241	1.9%

2024	11,926,615	11,462,997	2,853,563	2,874,292	78.72	100.04	270	4.1%

2023	9,130,624	3,649,837	2,216,350	1,319,296	76.63	103.66	693	9.1%

2022	10,576,998	1,806,595	2,074,392	(698,239)	98.08	106.95	569	6.2%

2021	9,661,006	22,364,293	2,401,828	5,469,748	140.37	138.73	943	4.8%

1.	Prahlad R. Singh was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023	2024	2025

James M. Mock	James M. Mock	Maxwell Krakowiak	Maxwell Krakowiak	Maxwell Krakowiak

Joel S. Goldberg	Joel S. Goldberg	Joel S. Goldberg	Joel S. Goldberg	Joel S. Goldberg

Daniel R. Tereau	Daniel R. Tereau	Tajinder S. Vohra	Tajinder S. Vohra	Miriame Victor

Tajinder S. Vohra	Tajinder S. Vohra	Miriame Victor	Miriame Victor	Tajinder S. Vohra

Maxwell Krakowiak

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3.
Compensation Actually Paid for 2025 reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Prahlad R. Singh ($)	Exclusion of Stock Awards and Option Awards for Prahlad R. Singh ($)	Inclusion of Equity Values for Prahlad R. Singh ($)	Compensation Actually Paid to Prahlad R. Singh ($)

2025	13,809,549	(10,254,137)	2,244,524	5,799,936

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2025	3,944,143	(2,820,390)	1,197,167	2,320,920

Revvity • 2026 Proxy Statement	75

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Prahlad R. Singh ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Prahlad R. Singh ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Prahlad R. Singh ($)	Total -Inclusion of Equity Values for Prahlad R. Singh ($)

2025	7,500,182	(5,462,311)	206,653	2,244,524

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2025	2,282,894	(1,094,425)	8,698	1,197,167

4.
The Peer Group TSR set forth in this table utilizes the S&P 500 Life Sciences Tools & Services Industry Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the fiscal year ended December 28, 2025. The comparison assumes $100 was invested for the period starting January 3, 2021, through the end of the listed year in the Company and in the S&P 500 Life Sciences Tools & Services Industry Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.
We determined average
Non-COVID
Organic Revenue Growth to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs in 2025. Average
Non-COVID
Organic Revenue Growth is a
non-GAAP
financial measure and is calculated using revenue reported in our audited financial statements, adjusted as described in the “Determining Executive Pay” section of the Compensation Discussion and Analysis.

76	Revvity • 2026 Proxy Statement

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”) and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, the Company’s cumulative TSR over the five most recently completed fiscal years and the TSR of the S&P 500 Life Sciences Tools & Services Industry Index over the same period.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the five most recently completed fiscal years.

Revvity • 2026 Proxy Statement	77

Description of Relationship Between PEO and Other NEO Compensation Actually Paid
and
Adjusted Revenue
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other
Non-PEO
NEOs, and our Adjusted Revenue during the five most recently completed fiscal years.

Tabular List of Most
Important
Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other
Non-PEO
NEOs for 2025 to Company performance. The measures in this table are not ranked.

Average Non-COVID Organic Revenue Growth

Adjusted Operating Margin Expansion

Organic Revenue Growth

Adjusted EPS

Free Cash Flow Conversion

78	Revvity • 2026 Proxy Statement

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 26, 2026, our audit committee selected the firm of Deloitte & Touche LLP to act as our independent registered public accounting firm and to audit the books of Revvity and its subsidiaries for the 2026 fiscal year, which ends on January 3, 2027. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained their services on June 20, 2002. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our audit committee believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be in attendance at the virtual annual meeting of shareholders. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF

THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

Revvity • 2026 Proxy Statement	79

PROPOSAL NO. 3 NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing shareholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act. This is a non-binding vote on the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, and the tabular disclosure of executive compensation and accompanying narrative, provided in this proxy statement. Our board is asking shareholders to approve a non-binding advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and our compensation and benefits committee will review the voting results and seek to determine the causes of any significant negative voting result to better understand the perspective and concerns of our shareholders.

Our executive compensation programs are designed to deliver competitive total compensation linked to the achievement of performance objectives and to attract, motivate and retain leaders who will drive the creation of shareholder value. The compensation and benefits committee continually reviews our executive compensation programs to ensure that the programs achieve the desired goals. Shareholders are invited to consider the following evidence of the effectiveness and integrity of our executive compensation programs as presented in the Executive Compensation section of this proxy statement:

•

In accordance with our pay-for-performance compensation philosophy, our named executive officers have a significant portion of their compensation at risk through short- and long-term incentive programs. Not including the cost of benefits or the special retention awards granted to Mr. Krakowiak or Ms. Victor, in 2025, our Chief Executive Officer had 91% of his target compensation at risk, and on average, our other named executive officers had 83% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements).

•

Our short- and long-term incentive plan payments in 2025 were in alignment with fiscal year 2025 financial performance. We believe sustained performance against the combination of revenue and profitability financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long term.

•

We have a demonstrated history of monitoring executive compensation market practices and implementing program changes when deemed appropriate, as evidenced by the elimination during fiscal year 2010 of single-trigger vesting and Section 280G excise tax gross-ups in employment agreements with newly hired and newly promoted executive officers.

•

We proactively solicit input on our executive compensation practices from our largest investors, and in response to shareholder voting on the frequency of advisory say-on-pay voting, we have adopted annual frequency.

We encourage shareholders to review the information provided in the Compensation Discussion and Analysis, and associated tables and narrative description, in this proxy statement. We believe that this information demonstrates that our executive compensation program is designed appropriately and provides effective incentives for long-term value creation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

80	Revvity • 2026 Proxy Statement

PROPOSAL NO. 4 AMENDMENT TO AMENDED AND RESTATED BY-LAWS TO ALLOW SHAREHOLDERS OWNING 25% OF OUR STOCK TO CALL A SPECIAL MEETING OF SHAREHOLDERS

We are requesting that our shareholders approve an amendment to our Amended and Restated By-laws (our “By-laws”) to allow holders of at least 25% of our outstanding common stock to call a special meeting of shareholders.

Overview

Our By-laws currently require a 40% ownership threshold to call a special meeting of shareholders, consistent with Chapter 156D of the Massachusetts General Laws (the “Massachusetts Business Corporations Act”). The Massachusetts Business Corporations Act permits corporations to amend their articles of organization or bylaws to modify this default threshold. The proposed amendment to our By-laws would reduce the threshold to 25%.

The full text of the proposed amendment to our By-laws, which would become effective upon shareholder approval of this proposal, is attached to this proxy statement as Appendix B, with additions of text indicated by underlining and deletions of text indicated by strike-outs. The summary of the proposed amendment contained in this Proposal No. 4 is qualified by the full text of the proposed amendment.

Reasons for the Proposed Amendment

Our board of directors recognizes a strong interest among our shareholders in expanding the right to call special meetings of shareholders.

At our 2025 annual meeting of shareholders, an advisory shareholder proposal requesting that our board of directors take the steps necessary to amend our governance documents to lower the ownership threshold for calling a special meeting of shareholders to 10% of our outstanding common stock received majority support from our shareholders. After the 2025 annual meeting of shareholders, we engaged with our major shareholders to discuss an appropriate threshold for calling a special meeting of shareholders. After considering shareholder feedback and reviewing market practices with our advisors, our board concluded that it would be advisable to reduce the threshold to 25%.

Our board believes that this new proposed threshold is in the best interest of our shareholders and reflects a measured approach that enhances shareholder rights while safeguarding the long-term interests of our company and our shareholders. The proposed 25% threshold is consistent with the feedback we received from investors in the outreach we conducted after the related shareholder proposal received majority support at our 2025 annual meeting of shareholders. The proposed threshold also aligns with market practice, including among our peer group. According to data from Deal Point Data, a corporate governance database, approximately 78% of the companies included in the S&P 500 provide shareholders with a right to call special meetings of shareholders and of those companies, about one-third set the required threshold at 25%, compared to roughly one-fifth that use 10%. Based on this data, 25% is one of the most commonly adopted thresholds among S&P 500 companies that provide such shareholder right. Of the 14 companies in our 2025 peer group that remained public reporting companies as of the date of this proxy statement, 12 provide shareholders with a right to call special meetings of shareholders and of those companies, two-thirds set the required threshold at or above 25%, while only one company uses a 10% threshold.

Revvity • 2026 Proxy Statement	81

A Lower Threshold Would Involve Considerable Risks and Potential Waste

While our board of directors believes that lowering the ownership threshold to call special meetings of shareholders from 40% to 25% would help improve corporate accountability to shareholders, our board also believes that special meetings should only be called to discuss critical, time-sensitive issues that cannot wait until our next annual meeting of shareholders and only in cases where a substantial portion of shareholders agree that a special meeting should be called. A failure to gather the support of at least 25% of shareholders to convene a special meeting would be a strong indicator that the issue in question is unduly narrow and not deemed critical by our shareholders generally. Further, setting an ownership threshold below 25% would run the risk of giving a single stockholder or a small number of shareholders a disproportionate amount of influence over our Company’s affairs. Such a threshold could create room for short-term opportunism and allow a single shareholder or a few shareholders to advance special interests at the expense of the broader shareholder base. It could allow for such shareholders to force special meetings to consider matters that do not have broad support among our shareholders or that would not significantly contribute to our business and corporate governance, potentially disrupting our operations, demanding significant attention from our board and management, and imposing substantial administrative and financial burdens on our Company without any meaningful benefit.

Our board believes that the proposed threshold strikes the right balance between ensuring corporate accountability to shareholders and the risk of minority shareholders forcing frivolous special meetings.

The Board Has Demonstrated a Strong Commitment to Corporate Governance Best Practices

Our board is committed to strong corporate governance practices and believes that this proposal should be evaluated in that context. We have adopted extensive governance measures to enhance corporate accountability to our shareholders in accordance with prevailing corporate best practices, and our board believes that the accountability fostered by these measures makes it unnecessary to set an ownership threshold for calling special meetings below 25% to promote further corporate accountability. Some of these practices include:

•

We recently eliminated supermajority voting requirements from our Restated Articles of Organizations, as amended, and By-laws in response to a prior shareholder proposal, demonstrating a strong commitment to shareholder engagement and addressing concerns raised by our shareholders.

•	Directors are elected annually by a majority of the votes cast in uncontested elections and by a plurality of the votes cast in contested elections.

•

Our board is composed of a substantial majority of independent directors (9 of 10 directors are independent), and only independent directors serve on the board’s committees. The board holds executive sessions of the independent directors preceding or following each regularly scheduled board meeting.

•

The board has a Non-Executive Chair. The separation of the roles of Non-Executive Chair and Chief Executive Officer encourages a greater role for the independent directors in the oversight of our company and in their representation of shareholders’ interests.

•	The board includes a range of tenures to balance fresh perspectives with in-depth experience and knowledge about our Company.

•	We conduct proactive year-round engagement with shareholders, providing them the opportunity to raise important matters outside the annual meeting process.

•

Our By-laws provide for proxy access, which permits shareholders, or a group of up to 20 shareholders, owning 3% or more of our outstanding shares of common stock continuously for at least three years, to nominate and include in our proxy materials nominees for director

82	Revvity • 2026 Proxy Statement

constituting up to 20% of the board or two directors, whichever is greater, subject to the requirements set forth in our By-laws.

•	The nominating and corporate governance committee regularly reviews corporate governance developments and recommends appropriate changes to our board.

For the reasons above, the board believes that the 25% ownership threshold for calling a special meeting of shareholders is the most appropriate and in the best interest of our company and our shareholders.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date of the 2026 annual meeting and entitled to vote is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as votes against this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE

AMENDMENT OF OUR BY-LAWS TO ALLOW SHAREHOLDERS OWNING 25% OF OUR STOCK TO CALL

A SPECIAL MEETING.

Revvity • 2026 Proxy Statement	83

PROPOSAL NO. 5 SHAREHOLDER PROPOSAL REGARDING EXECUTIVES TO RETAIN SIGNIFICANT STOCK

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the owner of at least 40 shares of our common stock, has advised us that he plans to introduce the following resolution at the annual meeting of shareholders. The text of Mr. Chevedden’s resolution and supporting statement is printed verbatim from his submission, and statements contained in the shareholder proposal and the supporting statement are the sole responsibility of the proponent.

Proposal 5 – Executives To Retain Significant Stock

Shareholders ask the Board of Directors to adopt a policy requiring the 5 named executive officers (NEOs) to retain a significant percentage of stock acquired through equity pay programs until reaching retirement and to report to shareholders regarding the policy in our Company’s next annual meeting proxy. Shareholders recommend a share retention percentage requirement of 25% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors might be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan. The Board is encouraged to obtain waivers of any current pay or benefit plan for senior executives that might delay implementation of this proposal.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

Now could be good timing to make sure executives retain significant stock since Revvity stock was at $203 in 2021 and fell to $91 in late 2025 despite a robust stock market.

It is also important to make sure executives retain significant stock given these unfavorable news reports:

Revvity faced consistent pressure on its operating margins. This has been attributed to lower volumes of high-margin diagnostic tests, unfavorable product mix, and tariff impacts, raising questions about Revvity’s ability to maintain profitability.

The Diagnostics segment faced significant headwinds in China, with sales declining due to changes in hospital lab reimbursement policies (specifically, Diagnosis-Related Groups or DRGs). Hospitals shifted from Revvity’s higher-value multiplex tests to lower-priced alternatives, resulting in a meaningful pullback in Immunodiagnostics business.

The academic and government customer segment continued to show weakness, with revenue declining in the low single digits year over year.

Analysts raised questions about Revvity’s ability to maintain profitability while investing in growth, and have noted Revvity stock carried a Zacks Rank #4 (Sell) at one point.

84	Revvity • 2026 Proxy Statement

Revvity Health Sciences is facing a lawsuit from more than two dozen marijuana testing laboratories seeking $I billion in damages. The suit accuses Revvity of a “knowingly and intentionally deceptive marketing and sales campaign” to sell equipment that was not designed to test cannabis effectively.

Please vote yes:

Executives To Retain Significant Stock – Proposal 5

YOUR COMPANY’S RESPONSE TO SHAREHOLDER PROPOSAL

The Board of Directors unanimously recommends that you vote AGAINST this proposal.

Our board of directors has considered this proposal and does not believe that its adoption is in the best interests of our company and our shareholders.

We maintain rigorous stock ownership guidelines that apply to our executives and members of our board of directors. See “Stock Ownership Guidelines” and “Director Stock Ownership Guidelines.” These ownership guidelines are not only consistent with current market practice but are also overseen through a robust governance process. The guidelines are reviewed periodically as part of our governance practices, and compliance is monitored on a regular basis. As of February 17, 2026, all of our executive officers and directors were in compliance with the respective stock ownership guidelines.

Our executive compensation structure is carefully designed to maintain alignment with shareholder interests. Long-term equity grants are a significant component of target compensation for our named executive officers. We have consistently received strong stockholder approval of our executive compensation program, which includes our Director Stock Ownership Guidelines. Our named executive officers are further subject to clawback policies, as well as restrictions on “short” sales and pledging and hedging of our securities. In addition, all trading in our securities by our named executive officers must be conducted under pre-established 10b5-1 trading plans.

Not only is the proposal unnecessary in light of our existing policies and practices, its adoption would also interfere with our ability to attract and retain executive talent. Currently, none of the companies in our 2025 peer group require their executives to retain a set percentage of shares received each year until they reach retirement age. Furthermore, adopting this proposal could encourage retirement-eligible executives to resign from their positions prematurely to access compensation subject to these restrictions.

In addition, our “named executive officers” other than our Chief Executive Officer and Chief Financial Officer are subject to change year-to-year, based primarily on their relative levels of compensation. This proposal would result in the possibility that certain of our executives would be subject to different stock retention requirements from year to year, which would be difficult to administer and would impose significant compliance burdens on our executives based on matters that are not within their control.

Our board of directors believes that the design of our executive compensation program is robust, aligns executives with the interests of shareholders, is consistent with market practice, and is appropriate for our company, and that this proposal would not serve the best interests of our company or our shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

Revvity • 2026 Proxy Statement	85

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership. Directors, officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish us with copies of all such reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for fiscal 2025 all required reports were filed on a timely basis under Section 16(a).

SHAREHOLDER PROPOSALS FOR 2027 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2027 annual meeting of shareholders, and to be included in our proxy statement and form of proxy in accordance with Rule 14a-8 under the Exchange Act, shareholder proposals should be addressed to the Secretary of Revvity, and must be received at our corporate offices at 77 4th Avenue, Waltham, Massachusetts 02451 no later than November  , 2026.

Shareholders who wish to nominate a director for election at the 2027 annual meeting, or who wish to present a proposal at the 2027 annual meeting, other than a proposal that will be included in our proxy materials, should send notice to Revvity by February 12, 2027, or such nomination or proposal, as the case may be, will not be timely. If our annual meeting is held earlier than April 8, 2027 or has not been held by June 27, 2027, then shareholders should send notice to us no later than the 75th day before the annual meeting, or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of meeting. If a shareholder makes a timely notification and a matter is properly brought before the 2027 annual meeting, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

Our By-laws also permit a shareholder, or group of up to 20 shareholders, who have owned continuously for at least three years a number of our shares that constitutes at least 3% of the voting power of our outstanding shares, to nominate and include in our proxy materials for the 2027 annual meeting, director nominees constituting up to the greater of two individuals or 20% of our board of directors, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our By-laws. In order to be timely under our By-laws, notice of such a “proxy access” nomination for the 2027 annual meeting must be received in writing by the Secretary of Revvity at our corporate offices at 77 4th Avenue, Waltham, Massachusetts 02451 no earlier than November 29, 2026 and no later than December 29, 2026; provided that if our annual meeting is held earlier than April 8, 2027 or

86	Revvity • 2026 Proxy Statement

has not been held by June 27, 2027, then such notice must be received in writing by our Secretary no later than the later of (A) the 120th day before the annual meeting and (B) the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first.

By Order of the Board of Directors,

PRAHLAD R. SINGH, PhD President and Chief Executive Officer

Waltham, Massachusetts

March , 2026

Revvity • 2026 Proxy Statement	87

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash, non-recurring or other items, which result from facts and circumstances that vary in frequency and impact on continuing operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

We use the term “adjusted earnings per share from continuing operations,” “adjusted earnings per share,” “adjusted EPS,” or “adjusted EPS from continuing operations” to refer to GAAP earnings per share from continuing operations, excluding amortization of intangible assets, debt extinguishment costs, purchase accounting adjustments, acquisition and divestiture-related expenses, transformation costs, significant litigation matters and settlements, significant environmental charges, changes in the value of investments, disposition of businesses and assets, net, changes in foreign exchange and interest associated with acquisitions and divestitures, asset impairments and restructuring and other charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.

Management includes or excludes the effect of each of the items identified below in the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

•

Amortization of intangible assets—purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•

Debt extinguishment costs—we incur costs and income related to the extinguishment of debt, including make-whole payments to debt holders, accelerated amortization of debt fees and discounts, and expense or income from hedges to lock in make-whole payments. We exclude the impact of these items from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Purchase accounting adjustments—accounting rules require us to adjust various balance sheet accounts, including inventory, fixed assets, deferred revenue and deferred rent balances to fair value at the time of the acquisition. As a result, the expenses for these items in our GAAP results are not the same as what would have been recorded by the acquired entity. Accounting rules also require us to estimate the fair value of contingent consideration at the time of the

Revvity • 2026 Proxy Statement A-1

acquisition, and any subsequent changes to the estimate or payment of the contingent consideration and purchase accounting adjustments are charged to expense or income. We exclude the impact of any changes to contingent consideration from our non-GAAP measures because we believe these expenses or benefits do not accurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.

•

Acquisition and divestiture-related expenses—we incur legal, due diligence, stay bonuses, incentive awards, stock-based compensation, interest, foreign exchange gains and losses, integration expenses, rebranding expenses and other costs related to acquisitions and divestitures. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Transformation costs—transformation costs consist of external professional service costs related to transformation initiatives focused on business processes modernization, automation, and implementation of global systems to support the new Revvity Business Model. These costs are determined to be non-capitalizable in accordance with accounting standards. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.

•

Asset impairments—we incur expenses related to asset impairments. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Restructuring and other charges—restructuring and other charges consist of employee severance, other exit costs, abandonments or associated asset write-downs, cost of terminating certain lease agreements or contracts as well as costs associated with relocating facilities. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.

•

Adjustments for mark-to-market accounting on post-retirement benefits—we exclude adjustments for mark-to-market accounting on post-retirement benefits, and therefore only our projected costs are used to calculate our non-GAAP measures. We exclude these adjustments because they do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure.

•

Significant litigation matters and settlements—we incur expenses related to significant litigation matters, including the costs to settle or resolve various claims and legal proceedings. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Significant environmental charges—we incur expenses related to significant environmental charges. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.

•

Disposition of businesses and assets, net—we exclude the impact of gains or losses from the disposition of businesses and assets from our adjusted earnings per share. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

•

Impact of foreign currency changes on the current period—we exclude the impact of foreign currency associated with acquisitions and divestitures from these measures by using the prior period’s foreign currency exchange rates for the current period because foreign currency exchange rates are subject to volatility and can obscure underlying trends.

•

Impact of significant tax events—we exclude the impact of significant tax events. Management does not believe the impact of significant tax events accurately reflects the performance of our ongoing operations for the periods in which the impact of such events was recorded.

A-2 Revvity • 2026 Proxy Statement

•

Change in fair value of investments—we exclude the impact of changes in the value of investments. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

# # #

The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, debt extinguishment costs, other costs related to business acquisitions and divestitures, transformation costs, significant litigation matters and settlements, significant environmental charges, changes in the fair value of investments, adjustments for mark-to-market accounting on post-retirement benefits, disposition of businesses and assets, net, and restructuring and other charges is calculated based on operational results and a blended jurisdictional tax rate, which contemplates tax rates currently in effect to determine our tax provision. The tax effect for the impact from foreign currency exchange rates on the current period is calculated based on a blended jurisdictional tax rate currently in effect to determine our tax provision.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this proxy statement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above is also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

Revvity • 2026 Proxy Statement A-3

Reconciliation of Non-GAAP Financial Measures

A tabular reconciliation of the non-GAAP financial measures listed above to the most comparable GAAP financial measures is set forth here:

	Twelve Months Ended

	December 28, 2025	December 29, 2024

Combined adjusted EPS (1):

GAAP EPS	$2.07	$2.20

Discontinued operations, net of income taxes	(0.01)	(0.10)

GAAP EPS from continuing operations	2.06	2.30

Amortization of intangible assets	2.88	2.93

Purchase accounting adjustments	0.01	(0.00)

Acquisition and divestiture-related costs	0.03	0.16

Transformation costs	0.08	—

Change in fair value of investments	0.10	(0.06)

Asset impairment	—	0.19

Significant litigation matters and settlements	0.10	0.06

Significant environmental matters	(0.01)	—

Mark to market on post-retirement benefits	(0.05)	0.01

Restructuring and other, net	0.48	0.14

Tax on above items	(0.69)	(0.83)

Significant tax items	0.07	—

Adjusted EPS from continuing operations	$5.06	$4.90

(1)	Amounts may not sum due to rounding.

A-4 Revvity • 2026 Proxy Statement

APPENDIX B

PROPOSED AMENDMENT TO AMENDED AND RESTATED BY-LAWS

The proposed amendment to our Amended and Restated By-laws is set forth below. Text stricken through indicates deletions, and text that is underlined indicates additions.

ARTICLE I

3. Special Meetings. Special meetings of shareholders may be called by the President or by the Directors. In addition, upon written application of one or more shareholders who are entitled to vote and who hold at least the Required Percentage (as defined below) of the capital stock entitled to vote at the meeting (the “Voting Stock”), special meetings shall be called by the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by any other officer. For purposes of this Section 3, the “Required Percentage” shall be ~~40~~25% or such lesser percentage as shall constitute the maximum percentage permitted by law for this purpose. Any request for a call of special meeting of shareholders (a “Call”) by the holders of the Required Percentage of the Voting Stock shall be governed by and subject to the following . . . .

Revvity • 2026 Proxy Statement B-1

FORM OF PROXY CARD	APPENDIX C

REVVITY, INC.

77 4th AVENUE

WALTHAM, MA 02451

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 27, 2026 for shares held directly and by 11:59 P.M. Eastern Time on April 23, 2026 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/RVTY2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 27, 2026 for shares held directly and by 11:59 P.M. Eastern Time on April 23, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

D67484-P66829-Z81838

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
REVVITY, INC. The Board of Directors recommends you vote FOR the following:

1.	To elect ten nominees for director for terms of one year each: Nominees:	For	Against	Abstain

1a.	Peter Barrett, PhD	☐	☐	☐

1b.	Samuel R. Chapin	☐	☐	☐

1c.	Michael A. Klobuchar	☐	☐	☐

1d.	Michelle McMurry-Heath, MD, PhD	☐	☐	☐

1e.	Alexis P. Michas	☐	☐	☐

1f.	Prahlad R. Singh, PhD	☐	☐	☐

1g.	Sophie V. Vandebroek, PhD	☐	☐	☐

1h.	Michel Vounatsos	☐	☐	☐

1i.	Frank Witney, PhD	☐	☐	☐

1j.	Pascale Witz	☐	☐	☐

	The Board of Directors recommends you vote FOR proposals 2, 3 and 4, and AGAINST proposal 5.	For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as Revvity’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

3.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

4.	To approve an amendment to Revvity’s Amended and Restated By-Laws to Allow Shareholders Owning 25% of Our Stock to Call a Special Meeting.	☐	☐	☐

5.	To approve the shareholder proposal regarding Executives to Retain Significant Stock.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian, or other fiduciary, please give full title. Joint owners should each sign. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D67485-P66829-Z81838

REVVITY, INC.

Annual Meeting of Shareholders

April 28, 2026 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Prahlad R. Singh and Joel S. Goldberg, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of Revvity, Inc. (“the Company”), to be held on a virtual basis on Tuesday, April 28, 2026, at 8:00 AM, and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

The Annual Meeting will be held virtually and may be accessed by visiting www.virtualshareholdermeeting.com/RVTY2026.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed on the reverse side, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, FOR the approval of our executive compensation, FOR the amendment to our Amended and Restated By-laws to allow shareholders owning 25% of our stock to call a special meeting of shareholders, and AGAINST the shareholder proposal regarding executives to retain significant stock.

Continued and to be signed on reverse side

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